UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XCEL ENERGY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Richard C. Kelly Chairman of the Board, President and Chief Executive Officer

April 6, 2009

Dear Shareholder,

        Xcel Energy's Annual Meeting of Shareholders convenes Wednesday, May 20, 2009, at 11 a.m. CDT, at the Earle Brown Heritage Center, 6155 Earle Brown Drive, Brooklyn Center, Minnesota. The doors will open at 10 a.m. CDT.

        In response to lower attendance numbers over the past few years and tightening budgets, we are scaling back our Annual Meeting. We will conduct the business portion of the meeting, announce voting results and include time for your questions. Although we certainly welcome your attendance, we want you to know that we expect the meeting to be considerably shorter than previous events.

        If your shares are registered in your name and you received your proxy materials by mail, your admission ticket to the Annual Meeting is attached to your proxy card. You will not receive an admission ticket if you received your proxy materials via the Internet or if a bank or broker holds your shares. If you are a registered owner you should provide the Notice of Internet Availability of Proxy Materials. If you are a beneficial owner you should provide proof of ownership as of the record date of your Xcel Energy stock. In addition, state-issued photo identification is required to gain admittance to the Annual Meeting.

        This year, we again are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement and our 2008 Annual Report. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

        Please review the Annual Meeting guidelines that appear on the back cover of this proxy statement. Remember, too, that you can listen to a web cast of the meeting at www.xcelenergy.com.

        Your vote is important. We encourage you to vote on the issues included in the proxy statement as soon as possible. You can vote electronically over the Internet, by telephone or by mailing a proxy card. Instructions about each of the options are included on your Notice of Internet Availability of Proxy Materials or your proxy card.

Sincerely,

Richard C. Kelly

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

XCEL ENERGY INC.
414 Nicollet Mall
Minneapolis, Minnesota 55401-1993

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	11:00 a.m. CDT on Wednesday, May 20, 2009
Place	The Earle Brown Heritage Center, 6155 Earle Brown Drive, in Brooklyn Center, Minnesota
Purpose of Meeting	(1)
To elect as directors the 10 nominees named in the attached proxy statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected or appointed.
	(2)	To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.'s independent registered public accounting firm for 2009.
	(3)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.
Record Date	You are entitled to vote if you were a shareholder at the close of business on March 24, 2009.
Annual Meeting Admission
If you are a registered shareholder and you received your proxy materials by mail, an admission ticket is attached to the proxy card. You will not receive an admission ticket if you received your proxy materials via the Internet or if a bank or broker holds your shares. In that case, please come to the Annual Meeting and if you are a registered owner present your Notice of Internet Availability of Proxy Materials and if you are a beneficial owner present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company. All attendees will be asked to provide state-issued photo identification, such as a driver's license, in order to gain admittance to the Annual Meeting.
Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.

For specific instructions, refer to the Questions and Answers beginning on page 1 of this proxy statement and the voting instructions on your Notice of Internet Availability of Proxy Materials or your proxy card.

A Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April 6, 2009.

By Order of the Board of Directors,

CATHY J. HART Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 20, 2009:

Our 2009 Proxy Statement and Annual Report are available at www.proxyvote.com

ii

XCEL ENERGY INC.
414 Nicollet Mall
Minneapolis, Minnesota 55401-1993

April 6, 2009

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2009

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

        Q:    Why Am I Receiving These Materials?

        A:    The Board of Directors of Xcel Energy Inc. is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Xcel Energy's Annual Meeting of Shareholders that will take place on May 20, 2009. You are requested to vote on the proposals described in this proxy statement.

  Q:
  Why Did I Only Receive a Notice Directing me to the Internet Instead of the Proxy Statement and Annual Report?

        A:    In 2007, the SEC adopted rules that enable companies to take advantage of the Internet in the proxy distribution process. The "notice and access" rules allow companies to reduce paper waste as well as lower printing and mailing costs by providing convenient online access to their proxy materials. Under the "notice and access" rules, companies can send their shareholders a simple notice document with directions to access the annual meeting materials on the Internet. Xcel Energy, as part of our environmental initiative, is taking advantage of the new rule by sending the Notice to our shareholders. Shareholders can indicate a preference to receive a hard copy full package by contacting Broadridge Financial Solutions, Inc. at 1-800-579-1639. The full package choice will remain in effect until changed by the shareholder.

        Q:    What Information is Contained in These Materials?

        A:    The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers and certain other required information. For those of you not receiving the proxy statement electronically, our 2008 Annual Report to Shareholders is enclosed in this mailing and also is available via the Internet at www.xcelenergy.com.

        Q:    What Proposals Will be Voted On at the Annual Meeting?

        A:    There are two proposals scheduled to be voted on at the Annual Meeting:

    •
    the election as directors of the 10 nominees named herein to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected or appointed; and

    •
    the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.'s independent registered public accounting firm for 2009.

        Q:    What Are the Company's Voting Recommendations?

        A:    Our Board recommends that you vote your shares as follows:

    •
    "FOR" each of the nominees to the Board; and

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    "FOR" the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.'s principal independent accountants for 2009.

Unless you give other voting instructions on your proxy card, the persons named as proxy holders will vote in accordance with recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

        Q:    What Shares Can I Vote?

        A:    All shares of our common and preferred stock owned by you as of March 24, 2009, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

  Q:
  What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

        A:    Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

    Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the shareholder of record. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by Internet, by telephone or by mail) or to vote in person at the Annual Meeting.

    Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

        Q:    How Can I Vote My Shares?

        A:    Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your Notice of Internet Availability of Proxy Materials or your proxy card or, for shares held in street name, the voting instruction card you received from your broker or nominee. If you are a shareholder of record, you may vote your shares by proxy as follows:

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    By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. Internet voting is available until 11:59 p.m. EDT on May 19, 2009.

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    By Telephone — If you are in the United States, you may submit your proxy by following the "Vote by Telephone" instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. Telephone voting is available until 11:59 p.m. EDT on May 19, 2009.

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    By Mail — You may do this by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card, but do not provide voting instructions, your shares will be voted as described in "How Are Votes Counted?" If you provide voting instructions but do not sign your card, your vote will not be counted.

We Encourage You to Vote by Internet or by Telephone Because it is Faster and Reduces Our Expenses.

        Q:    Can I Change My Vote?

        A:    If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. EDT on May 19, 2009, or revoking your vote prior proxy and vote at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

        Q:    Is My Vote Confidential?

        A:    Yes. Xcel Energy Inc. has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

        Q:    How Are Votes Counted?

        A:    In the election of directors, you may vote "FOR" or "AGAINST" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. A "WITHHOLD" vote will not have an impact on the election of directors. For the other proposals, you may vote "FOR," "AGAINST," or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign a proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. However, if you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive by 11:59 p.m. EDT on May 15, 2009 the trustee will vote your allocated shares, along with all unallocated shares held in the plan, in the same proportion that all other allocated shares are voted.

        If you are a participant in our Dividend Reinvestment and Cash Payment Plan, your proxy form will include the shares held on your behalf under such plan and the shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the Dividend Reinvestment and Cash Payment Plan will not be voted.

        Q:    What is the Voting Requirement to Approve Each of the Proposals?

        A:    Election of Directors.    In order to elect a director, the shares voted "FOR" a nominee must exceed the shares voted "AGAINST" the nominee. You are entitled to cumulatively vote your shares as described more specifically under the heading "Proposal No. 1 Election of Directors." Under our Guidelines on Corporate Governance, an incumbent director in an uncontested election who does not receive a majority of the votes cast "FOR" their election must offer to tender their resignation to our Governance, Compensation and Nominating Committee. The Board, taking into account the Governance, Compensation and Nominating Committee's recommendation, will act on the offer of resignation and publicly disclose its decision within ninety days after the date of the certification of the election results. The Governance, Compensation and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision with respect to his or her resignation. If the director's resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director's resignation is accepted by the Board, the Board in its discretion may fill any resulting vacancy or may elect to not fill the vacancy and decrease the size of the Board.

        Other Proposals.    All other proposals require the affirmative "FOR" vote of a majority of the voting power of the shares present. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes for certain proposals, as described in "What is the Quorum Requirement for the Annual Meeting?" below.

  Q:
  What Does it Mean if I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card or Voting Instruction Card?

        A:    It means your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.

        Q:    How Can I Obtain an Admission Ticket for the Annual Meeting?

        A:    If you are a registered shareholder and received your proxy materials by mail, the admission ticket is attached to the enclosed proxy card. If you are a registered shareholder and receive Notice of Internet Availability of Proxy Materials, you should bring the Notice. You will not receive an admission ticket if a bank or a broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. You also will be required to present a state-issued photo identification, such as a driver's license.

        Q:    Where Can I Find the Voting Results of the Annual Meeting?

        A:    We will announce preliminary voting results at the Annual Meeting. When the votes are finalized, we will include the final results in our second quarter Form 10-Q, which will be available on our web site, www.xcelenergy.com, on or before July 31, 2009.

        Q:    What Classes of Shares are Entitled to be Voted?

        A:    If you owned shares of our common or preferred stock at the close of business on March 24, 2009, the record date, you are entitled to vote at the Annual Meeting. Except in the case of cumulative voting for directors, each share of our common stock is entitled to one vote upon each matter presented at the Annual Meeting. On March 24, 2009, there were 455,250,618 shares of common stock issued and outstanding. If you owned preferred stock (other than the $3.60 Series), you are entitled to one vote per share of such preferred stock upon each matter presented at the Annual Meeting. On March 24, 2009, we had 774,800 shares of our preferred stock (other than the $3.60 Series) outstanding. If you owned shares of our $3.60 Series preferred stock, you are entitled to three votes per share of such $3.60 Series of preferred stock upon each matter presented at the Annual Meeting. On March 24, 2009, we had 275,000 shares of our $3.60 Series preferred stock outstanding. Accordingly, shares representing 456,850,418 votes are entitled to vote at the Annual Meeting. Except as described below under the heading "Beneficial Ownership of Certain Shareholders," no person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities.

        Q:    What is the Quorum Requirement for the Annual Meeting?

        A:    The quorum requirement for the Annual Meeting, permitting the conduct of business, is the presence in person or by proxy of a majority of the voting power of the shares of common stock and preferred stock issued, outstanding and entitled to vote at a meeting. The shares may be present in person or represented by proxy at the Annual Meeting. If you submit a properly executed proxy card or vote in person, by telephone or over the Internet, you will be considered part of the quorum. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

        Q:    Who Will Count the Vote?

        A:    Representatives of Broadridge Financial Solutions, Inc., will tabulate the votes and act as the inspectors of election.

        Q:    Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?

        A:    The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for these solicitation activities. We also have hired Laurel Hill Advisory Group LLC to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Laurel Hill Advisory Group LLC a fee of $7,500 for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of our stock.

        Q:    Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

        A:    Yes. The Company offers shareholders the option to receive the Annual Report to Shareholders and proxy statement electronically instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

        To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on "Investor Information." Then look for electronic delivery. As soon as the Annual Report to Shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

        Q:    What Happens if Additional Proposals are Presented at the Annual Meeting?

        A:    Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Benjamin G.S. Fowke III, Michael C. Connelly and Cathy J. Hart, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

  Q:
  May I Propose Actions for Consideration at Next Year's Annual Meeting of Shareholders or Nominate Individuals to Serve as Directors?

        A:    Yes, you may submit proposals for consideration at future shareholder meetings as follows:

    To Be Included in the Proxy Statement.    Unless we indicate otherwise at a later date, in order for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company's proxy statement for next year's Annual Meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. CST on December 7, 2009. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, 5th floor, Minneapolis, Minnesota 55401-1993. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in our proxy materials.

    To Be Raised from the Floor.    Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal or director nomination to be raised from the floor during next year's Annual Meeting, the shareholder's written notice must be received by the Corporate Secretary no later than February 19, 2010, and must contain certain information as required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our web site, www.xcelenergy.com, under "About Us — Corporate Governance." In addition, our bylaws were filed as an exhibit to the Company's current report on Form 8-K dated August 12, 2008.

    To Recommend an Individual to Serve as a Director.    You may make a recommendation to our Governance, Compensation and Nominating Committee of an individual to serve as a director by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary of Xcel Energy Inc. at 414 Nicollet Mall, 5th floor, Minneapolis, Minnesota 55401-1993. In order to be considered for next year's Annual Meeting, your recommendation should be received by October 1, 2009.

  Q:
  I Received More Than One Complete Proxy Package. Is it Possible to Eliminate Duplicates?

        A:    Yes, we have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Shareholders and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

        If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report to Shareholders and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report to Shareholders or proxy statement for your household, please forward your written request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 17717.

        If you are a shareholder of record, or a beneficial owner whose shares are held through a broker or bank, and participate in householding and would like to receive a separate copy of our 2008 Annual Report to Shareholders or this proxy statement, please contact us in the manner described in the immediately preceding paragraph or call 1-800-542-1061. We will deliver the requested documents to you promptly upon receipt of your request. If you are a shareholder of record and you want to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, please contact us in the manner described in the immediately preceding paragraph or call 1-800-542-1061. If you are not a shareholder of record and your shares are held through a broker or bank and you want to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

CORPORATE GOVERNANCE

Governance Guidelines and Code of Conduct

        The Board of Directors operates under a set of written Guidelines on Corporate Governance. These Guidelines set forth the Company's corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates.

        The Guidelines describe Board and Committee membership criteria, the Board selection and member orientation process, stock ownership guidelines and lead director responsibilities. Directors are to retire from the Board on or prior to the day of the Annual Meeting of Shareholders after they turn 72 and, except for inside directors and directors first elected prior to August 18, 2000, are to serve no more than 15 years on the Board. The Guidelines also provide that no director may serve on more than two other boards of directors of publicly held companies without the prior approval of the Governance, Compensation and Nominating Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board's consideration. The Guidelines also establish a director resignation policy in the event that a director does not receive the majority vote of the shareholders in an uncontested election.

        The Guidelines provide that the Governance, Compensation and Nominating Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria. The Guidelines also provide that the members of the Board will conduct an annual assessment of the performance of the Board and the processes used by the Board. The members of each respective committee will conduct an annual assessment of the performance of the committees.

        The Board of Directors of the Company has adopted a Code of Conduct that applies to employees and directors of Xcel Energy Inc., its wholly owned subsidiaries and affiliates. Our Code of Conduct applies to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to such officers as well as the governance requirements of the New York Stock Exchange.

Corporate Governance Documents Available On Our Web Site

        All of our corporate governance materials, including our Code of Conduct, our Guidelines on Corporate Governance and each of our committee charters, are available for public viewing on the Company's web site at www.xcelenergy.com, under "About Us — Corporate Governance." Copies of our corporate governance materials are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, 5th floor, Minneapolis, Minnesota 55401-1993. We intend to disclose any future amendments to, or waivers from, any provision of our Code of Conduct involving our directors, our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other persons performing similar functions on our web site within four business days following the date of any such amendment or waiver.

Director Independence

        For purposes of determining independence, we have adopted the following categorical standards for director independence in compliance with the listing standards of the New York Stock Exchange:

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  No director qualifies as "independent" unless the Board affirmatively determines, taking into account all of the relevant facts and circumstances, that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

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  A director who is an employee, or whose immediate family member is an executive officer, of us or any of our subsidiaries is not independent until four years after the end of such employment relationship;

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  A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until four years after he or she ceases to receive more than $120,000 per year in such compensation;

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  A director (a) who is a current partner or employee of the firm that is the Company's external auditor, or (b) whose immediate family member is a current partner of such firm, or (c) whose immediate family member is a current employee of such firm and personally worked on the Company's audit, or (d) who was, or whose immediate family member was, within the last four years a partner or employee of such a firm and personally worked on the Company's audit within that time, is not independent;

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  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries' present executives serve on that company's compensation committee is not "independent" until four years after the end of such service or the employment relationship;

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  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues is not "independent" until four years after falling below such threshold; and

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  A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be "independent" unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

        For purposes of determining whether a director is independent, the Board has determined that the receipt of regulated electric and gas service from the Company by a director, the director's immediate family member, or any entity of which the director is an affiliate does not constitute a material relationship. One of our directors, Mr. Richard K. Davis, is the Chairman, President and Chief Executive Officer of U.S. Bancorp. U.S. Bancorp serves as trustee for some of our debt securities and has in the past, and may in the future, perform investment and other banking services for the Company. For these services, the Company paid U.S. Bancorp and its affiliates approximately $260,740 in 2008. For purposes of determining whether Mr. Davis is independent, the Board has determined that, due to the nature and relative size of such banking work compared to the revenues of both the Company and U.S. Bancorp, such banking work did not constitute a material relationship.

        In light of the foregoing, the Board determined that the following directors, who constitute all of the non-management directors of our Board, meet the independence standards set forth above: Mr. C. Coney Burgess, Mr. Fredric W. Corrigan, Mr. Richard K. Davis, Mr. Roger R. Hemminghaus, Mr. Douglas W. Leatherdale, Mr. Albert F. Moreno, Dr. Margaret R. Preska, Ms. A. Patricia Sampson, Mr. Richard H. Truly, Mr. David A. Westerlund, and Mr. Timothy V. Wolf. Mr. Richard C. Kelly does not meet the independence standards because he is our current Chairman, President and Chief Executive Officer.

Director Attendance

        During 2008, the Board met seven (7) times and the independent directors met in executive session on seven (7) occasions. All of our directors attended at least 75% of the meetings of the Board and committees on which such director served during 2008.

        The Company does not have a formal policy, but encourages each of its Board members to attend each Annual Meeting. All members of our Board attended the 2008 annual meeting of shareholders.

Lead Independent Director

        The independent directors elect the lead independent director. In May 2008, the independent directors re-elected Mr. Fredric W. Corrigan to serve as the lead independent director until the 2009

Annual Meeting of Shareholders. The responsibilities of the lead independent director are outlined in our Guidelines on Corporate Governance and include the following:

  •
  Preside at all meetings of the Board at which the Chair is not present, including executive sessions of the non-management and independent directors;

  •
  Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues;

  •
  Approve the agenda for the Board and, with the Chair, approve all materials provided to the directors;

  •
  Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items;

  •
  Call meetings of the independent directors, as necessary;

  •
  Consult and communicate with major shareholders, if requested;

  •
  Manage evaluation of Board performance;

  •
  Chair executive sessions of the Board; and

  •
  Develop and maintain a process for Chief Executive Officer succession planning with the Governance, Compensation and Nominating Committee.

Communications with the Board of Directors

        Shareholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company's principal offices, 414 Nicollet Mall, 5th floor, Minneapolis, Minnesota 55401-1993. Alternatively, the directors may be contacted via e-mail at boardofdirectors@xcelenergy.com. We currently do not intend to have the Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

Nomination of Directors

        In considering individuals for nomination as directors, the Governance, Compensation and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. In evaluating potential candidates, the Committee may consider such factors as it deems appropriate. These factors include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Committee has not established any specific minimum qualifications for director nominees, the Committee believes that demonstrated leadership, as well as significant years of service in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

        Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall, 5th Floor, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 1, 2009 in order to be considered for next year's Annual Meeting. The Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

BOARD STRUCTURE AND COMPENSATION

Standing Committees

        The Board had the following four standing committees during 2008:

  •
  Audit

  •
  Finance

  •
  Governance, Compensation and Nominating

  •
  Nuclear, Environmental and Safety

        The current members of the Committees are as follows:

Committee Structure

Name(1)	Audit Committee	Finance Committee	Governance, Compensation and Nominating Committee	Nuclear, Environmental and Safety Committee
C. Coney Burgess		*	X
Fredric W. Corrigan			X	X
Richard K. Davis		X		X
Roger R. Hemminghaus(2)	X	X
Douglas W. Leatherdale(2)	X		*
Albert F. Moreno	*			X
Margaret R. Preska	X	X
A. Patricia Sampson		X		X
Richard H. Truly			X	*
David A. Westerlund	X		X
Timothy V. Wolf	X	X

*
Committee Chair.

(1)
The Board has determined that each of the directors named in this table is independent, as defined in the listing standards of the New York Stock Exchange.

(2)
Messrs. Hemminghaus and Leatherdale will be retiring from the Board at the time of the 2009 Annual Meeting of Shareholders and will not be seeking re-election.

        The Governance, Compensation and Nominating Committee recommends to the Board the directors to chair these committees. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

Audit Committee

        All members of the Audit Committee are independent, as defined in the listing standards of the New York Stock Exchange and SEC rules, and are financially literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Roger R. Hemminghaus, Douglas W. Leatherdale and Timothy V. Wolf meet the Securities and Exchange Commission's definition of an audit committee financial expert.

        Number of meetings in 2008: Six (6)

        The functions of the Audit Committee include:

  •
  Oversight of our financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

  •
  Review of the annual audited financial statements and quarterly financial information with management and the independent auditors;

  •
  Appointment of independent auditors;

  •
  Review with the independent auditors of the scope and the planning of the annual audit;

  •
  Review of findings and recommendations of the independent auditors and management's response to the recommendations of the independent auditors; and

  •
  Preparation of the Report of the Audit Committee included in this proxy statement.

Finance Committee

        Number of meetings in 2008: Five (5)

        The functions of the Finance Committee include:

  •
  Oversight of corporate capital structure and budgets;

  •
  Oversight of financial plans and dividend policies;

  •
  Recommendations as to dividends;

  •
  Oversight of insurance coverage and banking relationships;

  •
  Oversight of investor relations; and

  •
  Oversight of financial and operational risk management.

Governance, Compensation and Nominating Committee

        Number of meetings in 2008: Six (6)

        The functions of the Governance, Compensation and Nominating Committee include, among others:

  •
  Determination of Board organization, selection of director nominees and setting of director compensation;

  •
  Evaluation of performance of the Chief Executive Officer and other senior officers;

  •
  Approval of executive officer compensation, including incentives and other benefits;

  •
  Establishment of corporate governance principles and procedures;

  •
  Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range planning and strategy;

  •
  Review proxy disclosures regarding directors' and executive officers' compensation and benefits, including but not limited to the Compensation Discussion and Analysis; and

  •
  Preparation of the Report of the Compensation Committee included in this proxy statement.

  Process Related to Executive Officer and Director Compensation

        Under the terms of its charter, the Governance, Compensation and Nominating Committee of the Board of Directors has broad authority to develop and implement compensation policies and programs for executive officers and Board members. In particular the Governance, Compensation and Nominating Committee is to:

  •
  Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

  •
  Evaluate the performance of the Chief Executive Officer in light of those corporate goals and objectives and set the compensation level for the Chief Executive Officer based on such evaluation and any other factors it deems appropriate;

  •
  Review and recommend to the Board the approval, adoption and amendment of all cash and equity-based incentive compensation plans in which any executive officer participates and all other equity-based plans;

  •
  Administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Governance, Compensation and Nominating Committee;

  •
  Review performance and approve salaries and other forms of compensation, including perquisites and awards under the incentive compensation plans and equity-based plans, for executive and senior officers and report the results of such performance and compensation evaluations to the Board;

  •
  Approve short-term and long-term incentive awards and review corporate annual and long-term performance against goals;

  •
  Review severance arrangements for senior officers; and

  •
  Review and recommend Board compensation and retirement policies and plans.

        The Governance, Compensation and Nominating Committee may in its discretion delegate all or a portion of its duties and responsibilities to a subcommittee.

        The Governance, Compensation and Nominating Committee has retained Towers Perrin as its independent, external compensation consultant for the last several years. Towers Perrin is a nationally recognized consulting firm in the areas of executive compensation and benefits and has extensive experience and expertise in evaluating director and executive compensation for the utility industry. At the Governance, Compensation and Nominating Committee's direction, Towers Perrin provides an annual evaluation and analysis of trends in executive and director compensation. Towers Perrin also evaluates related compensation issues from time to time at the direct request of the Governance, Compensation and Nominating Committee. The Governance, Compensation and Nominating Committee receives additional support from the Xcel Energy Vice President of Human Resources and the Xcel Energy Vice President and Corporate Secretary.

        In its oversight of the Company's executive compensation program, the Governance, Compensation and Nominating Committee works with Towers Perrin, the CEO, the Chief Administrative

Officer and the Vice President of Human Resources. The CEO, executive officers, and the Vice President of Human Resources provide recommendations to the Governance, Compensation and Nominating Committee with respect to the corporate performance objectives and goals on which awards of both annual and long-term incentive compensation are based and with respect to issues related to attracting, retaining or motivating executive officers. The CEO and executive officers also provide the Governance, Compensation and Nominating Committee with information regarding financial performance, budgets and forecasts as it pertains to executive compensation. The Governance, Compensation and Nominating Committee considers this information with the advice of its independent, external compensation consultant and takes into account several factors, including but not limited to: the desire to align management interests with those of shareholders, customers and employees; the desire to link management pay to annual and long-term Company performance; and the need to attract and retain talent from both within and outside of the utility industry, all of which ultimately determines the executive compensation policies and programs.

        The Governance, Compensation and Nominating Committee reviews tally sheets for each executive officer, which identify the components of each executive officer's compensation. These tally sheets are prepared by the Company with certain post-employment valuations provided by outside consultants. These sheets present the value of each component of the executive officer's compensation including total cash compensation, deferred compensation, perquisite allowances, existing but unvested equity awards, any retirement or other post employment benefits, and other potential compensation under applicable severance plans. The purpose of the tally sheets is to aggregate and present in one document the entire compensation of the executive officers whether actually earned and received or in potential future amounts. The Governance, Compensation and Nominating Committee uses these tally sheets to determine if total executive compensation is competitive and accomplishes the goals of the Company's executive officer compensation program. Tally sheets are not used to determine any particular amount of compensation. The Governance, Compensation and Nominating Committee also uses these tally sheets to make comparisons of executive officers for internal equity.

Nuclear, Environmental and Safety Committee

        Number of meetings in 2008: Five (5)

        The functions of the Nuclear, Environmental and Safety Committee include, among others:

  •
  Oversight of nuclear strategy and operations, including the review of the results of reports and major inspections and evaluations;

  •
  Review of environmental strategy, compliance, performance issues and initiatives;

  •
  Review of safety performance, strategy and initiatives; and

  •
  Review of operational decisions and plans related to performance.

Directors' Compensation

        Only non-employee directors are compensated for their Board service. For 2008, the director pay components were as follows:

  Annual Retainers:

  •
  $80,000 retainer for all non-employee directors

  •
  $15,000 for the lead independent director

  •
  $5,000 if serving as a chair of a Board committee, with the exception of the Audit Committee chair, who receives $10,000

  •
  $5,000 for members of the Audit Committee, other than the chair

  Annual Equity Grant:

  •
  $80,000 of Xcel Energy common stock equivalent units are granted on the first business day following the annual shareholders meeting, which are payable upon the director's disability or termination of service

Xcel Energy does not pay meeting fees for a director's participation in board or committee meetings. As discussed below, directors may elect to defer receipt of their annual retainers.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
C. Coney Burgess	—	182,000	55,762	237,762
Fredric W. Corrigan	95,000	80,000	8,531	183,531
Richard K. Davis	80,000	80,000	8,531	168,531
Roger R. Hemminghaus	—	182,000	67,294	249,294
A. Barry Hirschfeld(4)	—	182,000	57,849	239,849
Douglas W. Leatherdale	—	188,000	84,046	272,046
Albert F. Moreno	—	188,000	64,300	252,300
Margaret R. Preska	—	182,000	55,242	237,242
A. Patricia Sampson	84,600	92,480	52,059	229,139
Richard H. Truly	40,000	128,000	11,512	179,512
David A. Westerlund	—	182,000	11,195	193,195
Timothy V. Wolf	85,000	80,000	5,769	170,769

(1)
Represents cash payments of annual retainer and additional retainers for service as lead independent director, committee chairs or Audit Committee members.

(2)
Amounts in this column represent the amount expensed in 2008 pursuant to FAS 123R for stock equivalent units held by directors. Stock equivalent units are only payable as a distribution of whole shares of the Company's common stock upon a director's disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. As of December 31, 2008, the number of stock equivalent units owned by the directors were as follows: Mr. Burgess: 66,684 units; Mr. Corrigan: 11,273 units; Mr. Davis: 11,273 units; Mr. Hemminghaus: 79,397 units; Mr. Hirschfeld: 68,984 units; Mr. Leatherdale: 98,061 units; Mr. Moreno: 76,291 units; Dr. Preska: 66,109 units; Ms. Sampson: 59,672 units; Mr. Truly: 16,131 units; Mr. Westerlund: 17,547 units; and Mr. Wolf: 8,228 units.

(3)
Amounts represent reinvested dividend equivalent units on deferred stock equivalent amounts, including dividend equivalent units related to stock equivalent amounts received for deferred cash compensation and equity compensation in previous years.

(4)
Mr. Hirschfeld resigned from the Board of Directors on February 25, 2009.

  Stock Equivalent Plan

        We have a Stock Equivalent Plan for Non-Employee Directors (the "SEP") to more closely align directors' interests with those of our shareholders. Under the SEP, directors receive an annual award of stock equivalent units on the first business day following the annual shareholders meeting, with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. The SEP is intended to comply with Section 409A of the Internal Revenue Code. As such, directors can elect to receive payouts from the SEP either in January of the year following their separation from service or within 90 days of such event. On May 22, 2008, each outside director of the Company received an award of 3,742.690 stock equivalent units under this plan representing approximately $80,000 in cash value. Additional stock equivalent units were accumulated during 2008 as dividends were paid on our common stock. The number of stock equivalent units for each outside director is listed in the Beneficial Ownership Table on page 22.

  Directors Deferred Compensation Plans

        Directors are able to defer director fees until after retirement from the Board or separation from service as a director under two different plans. Under our SEP, directors who elect to defer compensation into stock equivalent units receive a premium of 20% of the compensation that was deferred. The terms of the SEP are discussed above. Directors may also elect to defer receipt of their cash retainer under our Non-Employee Directors Deferred Compensation Plan. Under this plan, deferred amounts earn a return of the average of the rate at which 30-day U.S. Treasury Bills are sold in the first auction of each month during a calendar quarter plus 100 basis points. The Directors Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code, and Directors can elect to receive payments under the plan in either a lump sum in the January immediately following their termination of service or in 10 annual installments commencing no later than the January of the year following their termination of service.

  Predecessor Director Retirement Plan

        Mr. Roger R. Hemminghaus, Mr. A. Barry Hirschfeld and Mr. C. Coney Burgess are entitled to a benefit upon retirement from the Board resulting from their service as a director for a predecessor company under a tenure policy that was frozen on August 22, 2000 at the time of the formation of Xcel Energy. Based on the terms of this tenure policy, Messrs. Hemminghaus and Burgess are eligible to receive a monthly benefit ($353.75 and $406.25, respectively) for the lesser of ten years or life. Upon his resignation from the Board on February 25, 2009, Mr. Hirschfeld became entitled to receive a monthly benefit of $1,844.20 for the lesser of ten years or life.

  Director Stock Ownership Guidelines

        Outside directors are subject to stock ownership guidelines, which establish a target level ownership of Xcel Energy common stock or common stock equivalents of seven times their annual retainer. Directors are expected to meet this guideline within five years of becoming a director. All directors whose stock ownership target date was on or before December 31, 2008 have met the guideline.

 PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

        The Board of Directors has set the size of the Board at twelve directors until the 2009 Annual Meeting of Shareholders, at which time it will be reduced to ten following the retirement from the Board of Mr. Hemminghaus and Mr. Leatherdale. Each director serves a one-year term, with all directors subject to annual election.

        The following ten individuals are the nominees to be elected to serve until the 2010 Annual Meeting and until their successors are elected: C. Coney Burgess, Fredric W. Corrigan, Richard K. Davis, Richard C. Kelly, Albert F. Moreno, Dr. Margaret R. Preska, A. Patricia Sampson, Richard H. Truly, David A Westerlund and Timothy V. Wolf. Each of the nominees is a current director. Roger R. Hemminghaus and Douglas W. Leatherdale are retiring from the Board at the time of the 2009 Annual Meeting and are not seeking re-election.

        The persons named as proxies intend to vote the proxies for the election of the foregoing nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

        You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees. The election of each director shall be decided by majority vote. This means that, to be elected, a nominee must receive more votes "FOR" his or her election than the votes cast "AGAINST" his or her election. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees

        The nominees, their ages, principal occupations or positions, experience and the years first elected as a director of the Company, if applicable, are shown on the following pages.

        None of the nominees are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

        Except for Mr. Kelly, no nominee has been an employee of the Company within the past five years.

        The Board of Directors recommends a vote "FOR" the election to the Board of each of the following nominees. Proxies solicited by the Board of Directors will be voted "FOR" each of the nominees, unless a contrary vote is specified.

  Nominees for Directors

C. Coney Burgess Age: Director Since: Principal Occupation/ Experience:

71

2000
1997 to 2000 (New Century Energies, Inc. ("NCE")) 1994 to 1997 (Southwestern Public Service Company ("SPS"))

Chairman and President of Burgess-Herring Ranch
Company and Chairman of Herring Bank.
Other Directorships:	Herring Bank; Monarch Trust Company; Chain-C, Inc.; American Quarter Horse Association; Texas and Southwestern Cattle Raisers Association; the Harrington Cancer Center.

Fredric W. Corrigan Age: Director Since: Principal Occupation/ Experience:

66

2006

Retired CEO and President of The Mosaic Company, a global crop nutrition company; CEO and President of The Mosaic Company (October 2004 to January 2007); previously Executive Vice President of Cargill, Incorporated (1999 to 2004).
Other Directorships:	Clearwater Paper Corporation; Edenspace Systems Corporation; Northern Star Council Boy Scouts of America.

Richard K. Davis Age: Director Since: Principal Occupation/ Experience:

51

2006

Chairman, President and CEO of U.S. Bancorp, a multi-state financial holding company (December 2006 to present); President and Chief Operating Officer of U.S. Bancorp (October 2004 to December 2006); Vice Chairman of U.S. Bancorp (February 2001 to October 2004).
Other Directorships:
U.S. Bancorp; Minnesota Orchestra; Guthrie Theatre; Minneapolis YMCA; University of San Diego (Trustee); Financial Services Roundtable; Minneapolis Institute of Arts; International Monetary Conf.; Minnesota Business Partnership; Federal Reserve Advisory Council.

Richard C. Kelly Age: Director Since: Principal Occupation/ Experience:

62

2004

Chairman, President and CEO of Xcel Energy (December 2005 to present); Chairman, PSCo, SPS, Northern States Power Company Wisconsin ("NSPW") and Northern States Power Company Minnesota ("NSPM") (March 2005 to present). Previously President and CEO of Xcel Energy (July 2005 to December 2005); President and Chief Operating Officer of Xcel Energy (October 2003 to June 2005); Vice President and Chief Financial Officer of Xcel Energy (August 2002 to October 2003); President, Enterprises of Xcel Energy (August 2000 to August 2002); Executive Vice President and Chief Financial Officer of NCE (1997 to August 2000); and Senior Vice President of PSCo (1990 to 1997). Executive officer and director of many of our subsidiaries, including NSPM, NSPW, SPS and PSCo.
Other Directorships:
Canadian Pacific Railway; Science Museum of Minnesota; Minnesota Orchestra; Capital City Partnership; Regis University; Edison Electric Institute; Electric Power Research Institute; Nuclear Energy Institute; Denver Metro Chamber of Commerce. Member of National Renewable Energy Laboratory Advisory Council; National Petroleum Council; Colorado Concern; Colorado Forum; and Minnesota Business Partnership.

Albert F. Moreno Age: Director Since: Principal Occupation/ Experience:	65 2000 1999 to 2000 (NCE) Retired Senior Vice President and General Counsel of Levi Strauss & Co., a brand name apparel manufacturer (1996 to 2005).
Other Directorships:	Rosenberg Foundation.

Dr. Margaret R. Preska Age: Director Since: Principal Occupation/ Experience:

71

1980

Owner and CEO of Robinson Preska Management Company, a collection of family consulting and motorcycle businesses; Distinguished Service Professor, Minnesota State Colleges and Universities; Historian and President Emerita of Minnesota State University, Mankato.
Other Directorships:	Winona State University Foundation (Trustee); Blue Earth County Historical Society; Society of Distinguished Alumni of Pennsylvania State University.

A. Patricia Sampson Age: Director Since: Principal Occupation/ Experience: Other Directorships:	60 1985 CEO and Owner of The Sampson Group, Inc., a management development and strategic planning consulting business. Word Alive Ministries; Fellowship Missionary Baptist Church (Associate Minister).

Richard H. Truly Age: Director Since: Principal Occupation/ Experience:

71

2005

Retired U.S. Navy Vice Admiral and past director of the Department of Energy's National Renewable Energy Laboratory ("NREL") (1997 to 2005); former Executive Vice President of the Midwest Research Institute; former Vice President of the Georgia Institute of Technology; former Administrator of the National Aeronautics and Space Administration ("NASA").
Other Directorships:	Tetra Tech, Inc.; Edenspace Systems Corporation; Regis University; University Corporation for Atmospheric Research (Trustee).

David A. Westerlund Age: Director Since: Principal Occupation/ Experience:

58

2007

Executive Vice President, Administration and Corporate Secretary of Ball Corporation, a supplier of metal and plastic packaging for beverage and household products, and of aerospace and other technologies and services (2006 to present); previously, Senior Vice President, Administration and Corporate Secretary of Ball Corporation (2002 to 2006).
Other Directorships:	Exempla Healthcare and Westminster Legacy Foundation.

Timothy V. Wolf Age: Director Since: Principal Occupation/ Experience:

55

2007

Chief Integration Officer, Miller Coors Brewing Company (June 2008 to present); Vice President and Global Chief Financial Officer of Molson Coors Brewing Company (2005 to June 2008); Vice President and Chief Financial Officer of Adolph Coors Company (1995 to 2005).

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
XCEL ENERGY INC.'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

        The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2009. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as independent registered public accounting firm effective March 27, 2002.

        While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company's principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders' rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

        The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. Abstentions from voting on this matter are treated as votes "AGAINST." Proxies solicited by the Board of Directors will be voted "FOR" the proposal, unless a different vote is specified.

        Our Board of Directors, upon recommendation of the Audit Committee, recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be voted "FOR" the ratification of the appointment, unless a different vote is specified.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

Share Ownership of Directors and Officers

        The following table sets forth information concerning beneficial ownership of our common stock as of March 24, 2009 for: (a) each director and nominee for director; (b) the executive officers set forth in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the Beneficial Ownership Table below beneficially owned more than 1% of Xcel Energy's common stock. The directors and executive officers as a group beneficially owned less than 1% of our common stock on March 24, 2009. None of these individuals owns any shares of Xcel Energy's preferred stock.

Beneficial Ownership Table

Name and Principal Position of Beneficial Owner	Common Stock(1)	Options Exercisable Within 60 Days	Restricted Stock	Total Shares Beneficially Owned	Stock Equivalents(2)
Richard C. Kelly(3) Chairman of the Board, President and Chief Executive Officer	354,341	297,750	7,811	659,902	13,950
C. Coney Burgess Director	11,269	—	—	11,269	67,553
Fredric W. Corrigan Director	10,000	—	—	10,000	11,420
Richard K. Davis Director	7,697	—	—	7,697	11,420
Roger R. Hemminghaus Director	6,810	—	—	6,810	80,432
Douglas W. Leatherdale Director	1,100	—	—	1,100	99,339
Albert F. Moreno Director	2,325	—	—	2,325	77,285
Margaret R. Preska Director	1,300	—	—	1,300	66,971
A. Patricia Sampson Director	1,639	—	—	1,639	60,450
Richard H. Truly Director	521	—	—	521	16,341
David A. Westerlund Director	2,250	—	—	2,250	17,776
Timothy V. Wolf Director	300	—	—	300	8,335
Benjamin G.S. Fowke III Executive Vice President and Chief Financial Officer	101,346	55,425	7,717	164,488	4,370
David M. Sparby President, Northern States Power Co (MN)	50,712	74,712	1,205	126,629	—
Raymond E. Gogel Vice President, Customer and Enterprise Solutions	72,531	—	2,269	74,800	2,250
David M. Wilks President, Energy Supply	143,399	173,750	1,164	318,313	8,471

Name and Principal Position of Beneficial Owner	Common Stock(1)	Options Exercisable Within 60 Days	Restricted Stock	Total Shares Beneficially Owned	Stock Equivalents(2)
Paul J. Bonavia Former President, Utilities Group(4)	158,202	153,000	—	360,802	2,751
Directors and Executive Officers as a group (23 persons)	1,031,087	748,056	33,079	1,812,222	556,906

(1)
At March 24, 2009, the closing price of Xcel Energy common stock on the New York Stock Exchange was $18.12.

(2)
Common stock equivalents represent (i) the share equivalents of Xcel Energy common stock held under Xcel Energy's deferred compensation plan as of March 24, 2009, and (ii) stock equivalent units held under the directors' stock equivalent plan.

(3)
Mr. Kelly's wife owns 408 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

(4)
Reflects Mr. Bonavia's common stock ownership on January 12, 2009, the date as of which such holdings were confirmed in Mr. Bonavia's Officers Questionnaire. Mr. Bonavia's holdings are not included in Directors and Executive Officers as a group.

Largest Owners of Xcel Energy's Shares

        The table below sets forth certain information as to each person or entity known to us to be the beneficial owner of more than 5% of any class of our voting securities:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Common Stock
Franklin Resources, Inc Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403-1906	26,932,407(1)	5.9%

Preferred Stock
Wells Fargo & Company	52,470(2)	29.98%
420 Montgomery Street
San Francisco, California 94163	19,880(3)	13.25%

	35,180(4)	35.18%

(1)
Represents shares of our common stock. Franklin Resources, Inc. reported its beneficial ownership of common stock on a Schedule 13G filed by each of the listed persons with the Securities and Exchange Commission on February 9, 2009. Franklin Resources indicated in the filing that Franklin Advisory Services LLC had sole voting power for 25,704,341 shares of common stock and sole dispositive power for 26,054,341 shares of common stock.

(2)
Represents shares of our cumulative preferred stock, $4.10. Wells Fargo & Company ("Wells Fargo") reported its beneficial ownership on a Schedule 13G/A filed on January 16, 2009, on behalf of itself, Evergreen Investment Management Company, LLC ("Evergreen") and Wachovia Securities Financial Network, LLC. The filing indicates that as of January 15, 2009, Wells Fargo had sole voting and sole dispositive power for 52,470 shares of our cumulative preferred stock, $4.10, and that

  Evergreen had sole voting and sole dispositive power for 52,320 shares of our preferred stock, $4.10. Each share of our cumulative preferred stock, $4.10 is entitled to one vote per share.

(3)
Represents shares of our cumulative preferred stock, $4.56. Wells Fargo reported its beneficial ownership on a Schedule 13G filed on January 12, 2009 on behalf of itself and Evergreen. The filing indicates that as of December 31, 2008, Wells Fargo and Evergreen each had sole voting and dispositive power for 19,880 shares of our cumulative preferred stock, $4.56, and shared voting and dispositive power for 0 shares. Each share of our cumulative preferred stock, $4.56 is entitled to one vote per share.

(4)
Represents shares of our cumulative preferred stock, $4.16. Wells Fargo reported its beneficial ownership on a Schedule 13G filed on January 13, 2009 on behalf of itself and Evergreen. The filing indicates that as of December 31, 2008, Wells Fargo and Evergreen each had sole voting and dispositive power for 35,180 shares of our cumulative preferred stock, $4.16, and shared voting and dispositive power for 0 shares. Each share of our cumulative preferred stock, $4.16 is entitled to one vote per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2008, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Xcel Energy is a holding company, with subsidiaries engaged primarily in the utility business. In 2008, through the activities of our four wholly owned utility subsidiaries we served electric and natural gas customers in eight states. These utility subsidiaries are: Northern States Power Company, a Minnesota corporation; Northern States Power Company, a Wisconsin corporation; Public Service Company of Colorado; and Southwestern Public Service Company. Along with WYCO Development L.L.C., a joint venture formed with a subsidiary of El Paso Corporation to develop and lease natural gas pipeline, storage, and compression facilities, and West Gas Interstate, an interstate natural gas pipeline company, these companies comprise our continuing regulated utility operations.

        Our strategic plan is focused on Building the Core of our utility operations. This includes our goal of serving our customers with reasonably priced electric and gas services, maintaining safe, clean, and reliable electric and gas systems, and promoting advancements in technology that will lower risk while enhancing our stature as the environmental leader amongst utilities. In concert with that, environmental leadership is a core strategic priority for Xcel Energy. Our environmental leadership strategy is designed to meet customer expectations while simultaneously creating shareholder value. We have established a highly effective environmental compliance program and have produced an excellent compliance record. Through our environmental leadership strategy, we are well positioned to meet the challenges of potential future climate change regulation, comply with the renewable energy mandates and take advantage of the clean energy incentives created by policy makers in the states in which we operate.

        Our objective is to provide this value while investing in our core utility businesses and earning a reasonable return. Our financial goals are to continue to attain a long-term earnings per share growth of 5 to 7 percent, maintain annual dividend increases from 2 to 4 percent, and to protect and enhance our credit ratings in the BBB+ to A range. We do this by managing each of our service territories to maximize our operational and financial results based upon that region's regulatory environment, community needs and profile, geographic weather patterns, as well as other characteristics.

        Our earnings projection for ongoing operations for 2008 was $1.45 to $1.55 per share. For 2008, our results were at the bottom of that range at $1.45 per share. Our operations were negatively affected by local and national economic conditions and events. This includes the deepening of the recession that harmed 2008 results and that continues in 2009. The earnings detriment caused by the recession of 2008 directly impacted our executive compensation results.

        Our executive compensation program is designed to promote our success by aligning the interests of our shareholders and our customers with the economic interests of our executive officers to promote superior performance. It is results oriented with a direct correlation to the operating and financial goals of the Company. To accomplish this, our compensation philosophy is to reward our executive officers at competitive levels that reflect their individual responsibilities and contributions as well as the compensation environment in the utility business. In addition, we believe that our executive compensation program must be internally consistent and equitable to align the interests of all our executive officers to achieve our strategy. To implement this philosophy, our executive compensation program focuses on two reward factors:

  •
  We provide a competitive base salary, which is the foundation for attracting and retaining the leadership needed to execute our strategy; and

  •
  We create a pay-for-performance environment by making a large portion of compensation variable through performance-based short- and long-term incentive compensation for retention purposes and to motivate our executive officers to deliver superior results.

We believe our philosophy and programs, which ensure we are competitive in the market, have a positive correlation of pay to performance and adhere to sound governance principles.

        Our philosophy and program for executive officer compensation remained essentially the same in 2008 as compared to 2007. We have evaluated our compensation programs in light of the current economic situation, and as part of this evaluation determined to postpone merit pay increases in 2009 that were otherwise expected to go into effect during the first quarter. The Governance, Compensation and Nominating Committee (the "Committee") has not modified any performance measure for outstanding long-term incentive awards as it believes those measures are still appropriate for aligning the interests of our executives with the long-term strategy of the Company.

Executive Compensation Philosophy and Core Principles

        Xcel Energy's executive compensation philosophy is to align and motivate executive leadership's interests with those of our shareholders, customers and employees. This is accomplished by using a combination of base salary and performance-based incentive compensation, delivered through annual and long-term incentives, as well as other forms of compensation.

        This philosophy has four core principles:

  •
  Executive compensation levels must be competitive. To attract and retain talented leaders, we focus primarily on the utility industry 50th percentile for all elements of total direct compensation, which includes base salary, annual incentive and long-term incentives;

  •
  Executive compensation is focused on performance. We structure a compensation mix in which annual and long-term incentives based on our performance are designed to comprise more than 50% of the Named Executive Officer's, as defined below, targeted annual compensation;

  •
  The annual and long-term incentives are oriented on results to deliver rewards for the achievement of key corporate goals that support our strategy and reinforce management's link to shareholders, customers and employees; and

  •
  Equity-based incentives, coupled with our stock ownership guidelines, encourage executive leadership to have significant ownership in the Company.

We do not currently use employment contracts as a part of our executive compensation program. One former officer, Paul Bonavia, who was President, Utilities Group, had an employment contract relating to certain benefits and compensation, which was entered into between Mr. Bonavia and a predecessor company in 1997 and was subsequently amended at the time of the merger between Northern States Power Company and New Century Energies, Inc. ("NCE"), which formed Xcel Energy in 2000. Mr. Bonavia's employment terminated in 2008. The terms of this contract are discussed in "Potential Payments Upon Termination or Change in Control" beginning on page 54.

Executive Compensation Elements and Design

        The Xcel Energy total executive compensation program has five components:

  •
  Base salary;

  •
  Annual incentives;

  •
  Long-term incentives;

  •
  Perquisites; and

  •
  Post-retirement or other post-employment benefits.

The following graphic represents the average percentage of total compensation for each of these elements for the NEOs (as defined below) as a group in 2008.

        Executive officers in general and the current executive officers named in the Summary Compensation Table on page 38 (who are referred to in this Compensation Discussion and Analysis as "Named Executive Officers" or "NEOs") in particular all receive the same components of the executive compensation program with the amount (other than retirement benefits) dependent on scope of responsibilities, experience, internal equity and the market for executive officers with similar skills and experience. In considering compensation changes, the Committee considers changes in our business and the market for executive leadership in the utility industry and, as appropriate in certain limited cases, in general industry. Prior year compensation is one consideration in setting current year compensation, but it is not the primary driver in determining future compensation. Paul Bonavia, our former President, Utilities Group, resigned from the Company in December 2008. In connection with that resignation, we are obligated to pay certain amounts under an employment agreement with Mr. Bonavia related to certain compensation and benefits. This compensation is more fully discussed below in "Potential Payments Upon Termination or Change in Control" beginning on page 54.

        We are primarily in the utility business and believe our executive compensation philosophy and core principles should reflect this. In 2008, we continued to target the 50th percentile of the utility industry for virtually all our executive officers' total direct compensation. We do this for each component of compensation as well as in the aggregate, as we believe that the 50th percentile is reflective of the peer group of utility companies that are relevant for comparison purposes.

        As shown on the following graph, we aim for approximately 50% of an NEO's total direct compensation to be in the form of base salary and annual incentives, assuming target performance is achieved. The remainder of their total direct compensation is composed of long-term incentives. The Committee believes this achieves a balance between long-term incentive compensation opportunity as compared to base salary and short-term incentive compensation opportunity in order to align the NEOs' interests with the long-term performance of the Company and to encourage long-range thinking by our executives. This is consistent with the long-term nature of our operations and the capital investment necessary for our utility operations.

        The following graphic shows the average percentage for the NEOs as a group of target total direct compensation of base salary paid in 2008, target annual incentive compensation awards in 2008, and target long-term compensation awards in 2008.

        In 2008, base salary for the NEOs accounted for approximately 27% of target total direct compensation, while target incentive compensation (annual) accounted for approximately 20% of the total direct compensation. If our results exceed our financial performance objectives and corporate goals, our executives may receive total direct compensation that is above the 50th percentile for the utility industry due to the heavy weighting of variable elements of compensation in total direct compensation. Likewise, if our results do not reach target levels for financial performance objectives or corporate goals, our executive officers may receive total direct compensation amounts that are lower than the 50th percentile. These results would be consistent with our executive compensation philosophy to pay for performance and reward our executives for achieving corporate goals that link to our strategy.

        Because the value of certain equity awards included in the Summary Compensation Table are based on the valuation prescribed by Generally Accepted Accounting Principles ("GAAP"), specifically the principles under SFAS 123R, discussed on page 38, which set forth how equity-based compensation should be expensed on the Company's financial statements, these percentages may not be able to be derived using the amounts reflected in the Summary Compensation Table. In order to show our shareholders the differences between accrued values required for accounting purposes and actual compensation earned or received by our executive officers, a Supplemental Direct Compensation Table has been included since 2008. This table shows the dollar value of rewards actually earned or paid to executives as of December 31, 2008, as compared to amounts still at risk due to performance or time-based considerations.

        We recognize it is critical to be internally consistent and equitable in order to create the balance necessary to achieve corporate goals and objectives. Consequently, as a part of the compensation evaluation, the total compensation of each officer is evaluated and compared to others of the entire executive team. This evaluation includes comparing the overall scope and responsibilities of each officer to maintain the compensation levels that are internally consistent within each tier of management. These management tiers generally are: CEO, other senior corporate and operating officers, individual utility operating officers, and other corporate officers. These four tiers provide a basis for separation in internal pay equity related to officer responsibilities and individual performance. Within each tier, additional evaluation is conducted to ensure intra-tier equity between similarly situated executives based upon overall scope, responsibilities, experience, and performance.

Compensation Survey Data

        In December 2007, at the request of the Committee, Towers Perrin prepared an analysis and evaluation of our executive compensation program relative to survey data. The Committee and our management used this analysis and evaluation to establish executive compensation levels for the executive officers for 2008. This analysis has been completed annually for several years.

        Towers Perrin evaluated fourteen executive officer positions, including each NEO. Towers Perrin was able to identify comparable positions, find competitive data, and formulate a competitive rate for base salary, annual incentives, long-term incentives and total direct compensation for thirteen positions in its analysis. Towers Perrin concluded that the competitive rates represent the compensation level for a similar position with similar responsibilities and scope in the utility industry. At the Committee's request and in order to provide a broad perspective of the competitive market for comparative purposes, Towers Perrin analyzed data for various market rates, where possible, including: utility industry at the 50th and 75th percentiles, general industry at the 50th percentile and blended industry at the 50th percentile. Blended industry is a blend of utility and general industry data for each pay component, where available. Utility-specific positions were analyzed using utility industry specific data. The CEO and executive positions in a corporate function, as compared to a utility operating function, were analyzed in both the utility industry and general industries. The Committee has been advised that compensation within 15% (above or below) of the median is considered within the competitive range. In determining whether to vary from the competitive rate the Committee considers the incumbent's experience, time in the position, internal equity and individual performance.

        Towers Perrin based its analysis on competitive compensation data collected in two surveys: data related to approximately 90 utility industry companies included in the Towers Perrin Energy Industry Executive Compensation Database, including nearly all major electric and natural gas utilities in the United States, and compensation data related to over 800 general industry companies included in the Towers Perrin Executive Compensation Database and Long-Term Incentive Plan Reports. Compensation data from these surveys was size adjusted using regression analysis to correspond with each officer's approximate scope of responsibility. The Committee believes these are the correct companies against which to compare our executive compensation.

        Information regarding the Committee's process for determining executive and director compensation and the role of executive officers in that process is contained under "Process Related to Executive Officer and Director Compensation" on pages 12 to 13.

Components of Xcel Energy Executive Officer Compensation Program

  Base Salary

        The role of base salary in the Xcel Energy executive officer compensation program is to provide a base level of regular income that is competitive in the utility industry. As stated above, the Company's executive compensation strategy is generally to target the utility industry 50th percentile as the primary reference point, with the flexibility to review other data points as appropriate. Company management considers the executive officer's individual performance, experience, financial results, internal equity and changes in the marketplace and recommends a base salary to the Committee. The Committee considers such recommendation and factors in determining base salary. The material elements in determining the amount of any increase in base salary of an NEO are the individual's performance in meeting corporate goals and providing executive leadership and changes in the marketplace.

        In December 2007, the Committee reviewed the evaluation and analysis prepared regarding executive compensation and set the base salary of the CEO within the market range of the 50th percentile of the utility industry, as identified in the Towers Perrin analysis. For 2008, the Committee targeted the base salaries of the other NEOs within the competitive range of the 50th percentile of the utility industry, with the exception of the Executive Vice President and Chief Financial Officer and the Vice President, Customer and Enterprise Solutions and Chief Administrative Officer. With respect to each of these positions, the Committee targeted the base salary at the 50th percentile of the blended industry survey. The Committee and Company management considered this survey data because the market for experienced financial and information technology officers is broader than the utility industry and is intensely competitive. For the NEOs, as well as for the 14 officers, Xcel Energy's base salaries in aggregate are within 5% of the 50th percentile of the utility industry.

  Annual Incentives

        The role of annual incentives in the Xcel Energy executive officer compensation program is to reward achievement of corporate goals that are designed to benefit our shareholders, customers and employees. The Xcel Energy Inc. Executive Annual Incentive Award Plan was approved by shareholders in 2005 (the "2005 Annual Incentive Plan"). Compensation eligibility under this program begins at the threshold performance that provides an opportunity to earn 50% of the targeted award opportunity. Targeted compensation is designed to achieve an opportunity to earn 100% of the targeted award. Exceptional performance provides an opportunity to earn 150% of the targeted award. Company management recommended targets based on its evaluation of performance and comparison to available objective and comparative metrics, which they presented to the Committee. The Committee retains the sole discretion to modify the goals during the course of the year based upon operating, economic, or other conditions, which may arise. The Committee did not exercise this discretion with respect to the 2008 goals.

        For 2008, the target amounts of the awards were set within the market range of the 50th percentile of the utility industry. Actual award amounts are determined based on achievement of Committee approved corporate financial and operational goals. In addition, individual performance may be considered in the application of a leadership factor or multiplier to the annual incentive award. Because we did not pay annual incentive awards in 2008, there was no application of the leadership factor.

        In December 2007, the Committee set target annual incentive awards for 2008, expressed as a percentage of salary, for all Xcel Energy officers. All of the NEOs' percentages have remained unchanged since 2006, except for the percentage target for the President and Chief Executive Officer of NSP-MN which was adjusted in 2007. The Committee believes these rates to be appropriate and competitive for the utility industry. These target award values were analyzed and presented by Towers Perrin to the Committee. These target awards ranged from 100% of salary for the CEO, to 65% of salary for the Executive Vice President and Chief Financial Officer, to 50-55% of salary for the other NEOs. Payouts of annual incentive awards were to be determined based on the level of achievement of corporate financial and operational goals previously approved by the Committee and described below, with each individual having the opportunity to earn from 0% to 150% of his or her 2008 target award amount.

        In 2008, annual incentive objectives for the NEOs and all executive officers, including those reporting to the CEO, were based entirely on attainment of corporate goals, which included targeted earnings per share, an environmental metric based upon achievement of goals related to emission reductions and safety of our employees. These objectives were determined to be critical to our performance and to align with our long-term strategy as an environmental leader. Furthermore, the Committee believes that these goals do not encourage short-term thinking or behavior that could threaten the value of the Company or the investment of its shareholders.

        The specific corporate performance measures and goal targets for the 2008 annual incentive awards were:

Corporate Goal	Target	Actual Performance	% Payout		% Weight
Greenhouse Gas Emissions Reduction	(1)	(2)	114.0		33.33
Safety (OSHA recordable incident rate per hundred workers)	2.35	2.42	80.6		16.665
Safety (DART — days away and restricted time rate)	1.39	1.41	85.7		16.665
Earnings Per Share (from ongoing operations)	$1.50	$1.45	0.0	(3)	33.34

(1)
Intensity target of 1,483 lb/MWh plus implementation of three identified projects that contribute to emissions reductions and our environmental leadership strategy and carbon management plan goals.

(2)
Intensity achievement of 1,394 lb/MWh plus implementation of three identified projects.

(3)
The Board determined not to make the annual incentive payment at $1.45 per share, the threshold amount, because a 2008 award payment would have caused earnings to be less than $1.45, resulting in 0 percent payout.

        In February 2009, after reviewing actual 2008 performance results relative to the established goals for 2008, the Committee and Board concurred with the recommendation by the CEO to not authorize any annual incentive awards for 2008. Management made this recommendation because operational performance results were less than targeted in safety; had we paid annual incentive, we would not have achieved our threshold financial goal; the overall and underlying distressed economic conditions; the effect of the overall market decline on programs such as our pension and retiree medical plans; and the desire to keep a strong financial foundation as we enter 2009.

        The Company utilizes a leadership factor applicable to the annual incentive program. The purpose of the leadership factor is to allow for the adjustment of the annual incentive award to reflect exceptional individual performance. With the approval of the Committee, awards are multiplied by a leadership-rating factor up to a multiplier of two. Prior to any application of the leadership-rating factor, individual performance is not considered in calculating an executive officer's annual incentive. The leadership-rating factor can be applied to increase or decrease an executive officer's annual incentive award. For 2008, the CEO recommended and the Committee approved not to apply a leadership-rating factor for any executive officers due to the decision not to make any awards from the 2008 Annual Incentive Plan. The Committee determines whether to apply a leadership-rating factor for the CEO. Consistent with the decision to not make any awards under the 2008 Annual Incentive Plan, no factor was applied for the CEO.

        In order to encourage and maintain significant share ownership by executive officers, the 2005 Annual Incentive Plan offers executives an election to receive any payments in shares of common stock or shares of restricted stock (which vest in equal installments over a three year period). Because no incentive awards were made under this plan for 2008, no shares were awarded in 2009.

  Long-Term Incentives

        The role of long-term incentives in the Xcel Energy executive officer compensation program is to align management's interests with the Company's long-term strategy and with the interests of our shareholders and customers and to provide a retention mechanism to attract and retain executive officers. We target approximately 50% of an NEO's total direct compensation in base salary and annual incentive with the remainder targeted as long-term compensation in order to align the NEO's interest with the long-term performance of the Company. For 2008, long-term incentive awards were granted under the Xcel Energy Inc. 2005 Omnibus Incentive Plan, approved by shareholders in 2005 (the "2005 Omnibus Incentive Plan") and target values were within 3% of the 50th percentile in the aggregate for NEOs and for all executive officers. Neither the plan nor its application materially changed in 2008.

        As with base compensation, the general alignment of long-term incentive awards with the 50th percentile allows the Company to offer competitive compensation relative to peer companies in the utility industry. The plan allows for several forms of incentive compensation from which the Committee may select in designing its long-term incentive program. The Committee and the Company believe strongly in providing long-term incentive opportunities that deliver awards upon the achievement of specific performance goals linked to the success of the Company and its long-term strategy in the core utility business. Furthermore, the Committee believes that these arrangements encourage long-term thinking by our executives and do not encourage inappropriate risk taking.

        For 2008, the Company's long-term incentive plan had two components:

  •
  Performance-based restricted stock units; and

  •
  Performance shares.

        Performance-based restricted stock units are targeted to deliver 50% of each executive officer's long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

        Performance-Based Restricted Stock Unit Component.    Effective January 1, 2008, the Company granted performance-based restricted stock units to executive officers. The award of the restricted stock units is priced based on the expected value of the award on the first trading day of the award year. The expected value of the award is determined using the application of several factors including:

  •
  the Xcel Energy stock price,

  •
  expected forfeitures,

  •
  expected executive retirements or departures,

  •
  the expected time of the vesting of the awards, and

  •
  other market considerations.

        The number of restricted stock units awarded was based on the expected value of the long-term incentive using a pricing model. Each restricted stock unit represents one share of our common stock, and earned restricted stock units pay out in shares of our common stock. Prior to the expiration of the restricted period, restricted stock units may not be sold or otherwise transferred by the participant. In order to align an executive officer's interests with those of our shareholders, dividend equivalents are earned on restricted stock units during the performance period to the same extent dividends are paid on shares of our stock, but are only paid if the performance target is achieved.

        When the restricted period ends, restrictions on transfer of the restricted stock units lapse, based on the achievement of two separate performance criteria. For 2008, of the total restricted stock units awarded (plus associated earned dividend equivalents), 75% have a performance-based vesting schedule based on Earnings Per Share ("EPS") growth. The grant of the restricted stock units is intended to link the interest of executive officers with the creation of shareholder value, represented by sustained increases in EPS. The restriction period for these awards will lapse if Xcel Energy achieves 18% EPS growth from the fiscal 2007 EPS. Additionally, Xcel Energy's annual dividend paid on its common stock must remain at $0.92 per share or greater. EPS growth will be measured annually at the end of each fiscal year and restricted stock units could vest between two and four years from the date of grant. However, under no circumstances will the restrictions lapse prior to December 31, 2009. If the performance criteria are not achieved by December 31, 2011, all associated restricted stock units and dividend equivalents are forfeited.

        The remaining 25% of the awarded restricted stock units (plus associated earned dividend equivalents) have a performance-based vesting schedule related to our strategy as an environmental leader. For these restricted stock units, the restriction period will lapse based on the achievement of activities or goals intended to result in emissions reductions. This goal was selected to further the corporate goal of environmental leadership, which includes prudently reducing our emissions and impact on the environment. The following table outlines our environmental targets.

Renewable Energy (MW)	100 MW Grand Meadow project in-service	PPA or contracts for project development	200 MW

Emission Reductions	High Bridge Commercial Operation Declaration 624 MW	Riverside Commercial Operation Declaration 508 MW	Cameo Retire 73MW

Efficiency (GWh)	394	432	540

Technology:
– Small Innovative Clean Technology Projects (MW)	4	10
– Smart Grid	Build out commenced	SmartGridCity™ completed

        As outlined in the table, the performance objectives require accomplishment of a number of specific projects linked to increases in renewable energy sources, emission reductions, efficiency enhancements and technology implementations. Performance against these environmental goals will be measured annually at the end of each fiscal year. Restricted stock units may vest between three and four years after the date of the grant. However, under no circumstances will the restrictions lapse prior to December 31, 2010. If the performance criteria are not met by December 31, 2011, all associated restricted stock units and dividend equivalents are forfeited.

        For 2008, the CEO was awarded 82,149 restricted stock units. Other NEOs were awarded from 6,225 to 19,114 restricted stock units. These awards are included in the Grants of Plan-Based Awards Table. No restricted stock units vested in 2008.

        Performance Share Component.    At the February 2008 Committee meeting, the Committee awarded performance shares to executive officers effective January 1, 2008. Payout of the performance share award is dependent entirely on a single measure, Total Shareholder Return ("TSR") relative to our peers. Xcel Energy's TSR, as measured over a three-year period, is compared to the three-year TSR of other companies in the Edison Electric Institute Electrics Index ("EEI Electrics Index") as a peer group. The EEI Electrics Index is composed of approximately sixty investor-owned domestic electric utilities. The Committee believes this is the appropriate peer group for comparing creation of shareholder value. Awards of performance shares directly link the interest of executive officers with shareholders by rewarding management for creating enterprise value as compared to utility industry peer companies.

        Awards in the performance share component are denominated in shares, each of which represents the value of one share of Xcel Energy common stock. The target number of shares granted was calculated by dividing the executive's target award by the expected value of the long-term incentive as of the first day of the fiscal year. At the end of each three-year period, the performance share component provides for payout at the target level if Xcel Energy's TSR is at the 50th percentile of the peer group and payout at 200% of the target level for performance at or above the 90th percentile of the peer group. The performance unit component provides smaller payouts for performance below the 50th percentile. No payout would be made for performance below the 35th percentile. Furthermore, participants forfeit dividend equivalents associated with any performance shares that are not paid out. Performance share awards are paid out 50% in cash and 50% in shares of our common stock.

        For 2008, the CEO was awarded 89,277 performance shares. Other NEOs were awarded from 6,765 to 20,772 performance shares. These awards are included in the Grants of Plan-Based Awards Table.

        For the measurement cycle that ended in 2008 (representing awards granted effective January 1, 2006), the TSR was at the 74th percentile resulting in a 160% of target payout. For the 2006 to 2008 measurement cycle, the CEO was awarded 100,073 shares. Other Named Executive Officers were awarded from 5,444 shares to 24,743 shares. Mr. Bonavia received no shares as he forfeited his award upon his separation of service from the Company. These awards are included in the Option Exercises and Stock Vested Table.

        Stock Options.    The Company has not granted stock options since December 2001. The CEO and other NEOs received stock option grants from the Company or its predecessors. The grant prices for all of these stock option awards were above the market price of the Company's shares as of December 31, 2008.

  Other Benefits

        Perquisites.    For 2008, as was the practice in 2007, the CEO received a cash perquisite allowance of $30,000 and the other NEOs received a cash perquisite allowance of $25,000. The purpose of the cash perquisite allowance is to provide reimbursement for expenses or items that an executive may incur that promote efficiency in conducting our business and help focus executive officers on the Company. We do not prescribe the use of the cash perquisite allowance. The cash perquisite allowance is paid separately from the executive officer's base salary, but is paid at the same time as the base salary. The cash perquisite allowance is fully taxable at the time of payment.

        The Company operates two aircraft for business travel purposes. Flights for strictly personal use are prohibited. Executive officers and their families may use the aircrafts for personal travel only when the aircraft is already scheduled to fly to the destination on Company business and only when there is an open seat available. Any such personal travel for the individual or his or her family member is reported as taxable income on behalf of the individual.

        As part of our project to demonstrate and evaluate plug-in hybrid electric vehicles ("PHEVs") and vehicle-to-grid technology, Xcel Energy has converted several vehicles into PHEVs. These vehicles are used by our fleet pool, and we offer them to employees as part of an internal test program to utilize in real-life, real-world situations. For research purposes and to demonstrate our environmental leadership and executive commitment to that strategy, the Company provided a PHEV to Mr. Kelly in December 2008 and to Mr. Sparby in January 2009, which they use for both business and personal purposes. Mr. Kelly and Mr. Sparby will provide feedback to the company on the vehicles as part our testing program. We do not reimburse our executives for any tax associated with the value of their use of Company aircraft or the PHEVs.

        Retirement and Deferred Compensation Benefits.    In 2008, the Company provided retirement benefits to executive officers under the Xcel Energy qualified and non-qualified pension plans subject to the same terms as all eligible non-bargaining employees. The role of the pension plans in executive compensation is the same as it is for other employees: to provide income after retirement, and aid in the retention of qualified employees, including executive officers. The qualified pension plan includes earnings below the Internal Revenue Service's established limits and the benefit may be payable in a manner that results in individual income tax advantages. The non-qualified pension plan includes earnings, if any, above the same Internal Revenue Service limit. The 2008 Internal Revenue Service earnings limit was $230,000.

        Each executive officer was eligible to participate in Xcel Energy's 401(k) Savings Plan and Deferred Compensation Plan. The plans allow executive officers, like other eligible employees, to defer all or a portion of their base salary and their annual incentive award up to certain limits. For 2008, the Company matched 50% of eligible amounts deferred to both plans up to 8% of base salary. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company's qualified retirement plans due to the Internal Revenue Service Code limitations and the exclusion of certain compensation elements from pension eligible earnings.

        Certain executive officers and all of the NEOs are eligible to participate in the Supplemental Executive Retirement Plan ("SERP") at the sole discretion of the Board. In 2008, the Board closed the SERP to new participants. Benefits will continue to accrue for executives who became participants in the SERP before this closure. The SERP provides benefits to these executive officers in addition to those provided through the qualified and non-qualified pension plans. The role of the SERP plan is to provide income after retirement commensurate with the executive officer's income during employment with the Company. The SERP is designed to encourage continued employment on the part of executive officers and aids in the retention of qualified officers. Covered compensation for the purposes of calculating SERP benefits includes base salary and annual incentive. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity but is payable as a lump sum after the officer's termination of employment. Unreduced benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62.

        Severance Policy.    All NEOs may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the "Severance Policy"). The rationale for the Severance Policy is to provide a market-competitive severance benefit and to manage any potential risks and changes in the event the Company undergoes a change in control. The Severance Policy encourages executive officers to focus on the interests of Xcel Energy and its shareholders without undue concern that the officer will be terminated without compensation and benefits until the officer obtains another position. As a result, the Severance Policy aligns the executive officer's interest with that of the Company and shareholder. This is particularly true with respect to a corporate transaction, such as a sale or merger transaction, which may result in an executive officer's termination. The policy is intended to provide a market competitive severance benefit, which provides an incentive to complete such transactions even when the transactions may result in the officer's termination. Each of our current NEOs is a participant in the Severance Policy. The Board of Directors or the Committee may name additional participants. The benefits payable under the Severance Policy for scenarios is discussed in more detail under "Potential Payments Upon Termination or Change in Control" beginning on page 54.

Grant Timing Practices

        We have the following practices regarding the timing of equity compensation grants:

  •
  Normally, performance shares and restricted stock units are granted on the date of our regularly scheduled December Committee meeting. Our practice in 2008 differed from our usual practice in that this action was taken at our February 2008 meeting in order to complete the finalization of the performance measures. We use the expected value of the award based on the first trading day of the year of grant to price the award of restricted stock units. The target number of performance shares granted was calculated by dividing the executive's target award by the expected value of the long-term incentive based on the stock trading price on the first day of the year.

  •
  Annual grants of stock equivalent units to directors are made on the first business day following the annual shareholders meeting. We use the average of the high and low trading prices of our common stock on the day after the annual meeting to determine the value of each stock equivalent unit granted.

  •
  In years where we pay out annual incentive awards, we issue the common shares and restricted shares of our common stock to officers who elect to receive their award in common and/or restricted shares on the regularly scheduled date of the February Committee meeting. We use the average of the high and low trading prices of our common stock on the day of the Committee meeting to determine the number of shares of common and/or restricted stock shares to issue.

  •
  We have no practice or policy relating to the timing of the release of Company information around our grant dates.

Stock Ownership Guidelines

        The Company believes that it is essential to align management's interests with those of the shareholders. As part of this philosophy, the Company adopted stock ownership guidelines for executive officers. The Company believes that linking a significant portion of an executive's current and potential future net worth to the Company's success, as reflected in the stock price, ensures that executive officers have a stake similar to that of the Company's shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive's position. The guideline for the CEO is five times base salary. The other NEOs have a guideline of three times base salary. Each executive is expected to achieve the applicable ownership guidelines within five years of assuming an executive position. If an executive changes position, a new timeline is set based upon that position's requirements. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines. For a given year, the number of shares necessary to satisfy the guidelines is based on the closing sale price of the Company's stock on the last trading day of the prior fiscal year. For purposes of calculating compliance with the guidelines for 2009, the closing price of $18.55 per share on December 31, 2008, is used.

Name	Date of 5-year guideline achievement	5-year guideline	Ownership position as of 12/31/08
Richard C. Kelly	July 2010	5x	4.9x
Benjamin G.S. Fowke III	October 2008	3x	3.3x
Raymond E. Gogel	November 2010	3x	2.7x
David M. Sparby	February 2012	3x	2.6x
David M. Wilks	August 2005	3x	5.6x

        Xcel Energy prohibits the use of any hedging or similar transactions related to its shares for all employees, including executives. In February 2009, the Board re-examined our policies relating to stock ownership by our executives, directors and other employees. The Board determined to reaffirm the prohibition on hedging and related transactions and also decided to prohibit the pledging of shares by executive officers and directors, unless the executive officer or director receives approval from the securities trading policy committee prior to pledging the shares. The Board believes that these policies are consistent with our philosophy that senior executives and directors' interests should be aligned with those of our long-term shareholders through equity ownership.

Clawback Policy

        In 2007, the Committee adopted a clawback policy to provide the Company the right to recover certain payments made to executives. Beginning with the 2008 awards, Xcel Energy may recover annual and long-term incentive awards from an executive who is terminated from Xcel Energy for fraud or misconduct resulting in a restatement of Xcel Energy's earnings or financial statements.

Impact of Accounting and Tax Treatment on Executive Compensation

        Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the maximum extent possible but also consistent with its other compensation objectives. For 2008, a portion of the compensation of the CEO was non-deductible.

        As stated above, the Company offers a qualified pension plan to all employees that includes earnings below an Internal Revenue Service established limit and the benefit may be payable in a manner that results in individual income tax advantages. The Company also offers a non-qualified pension plan that includes earnings, if any, above the same Internal Revenue Service limit and the benefit generally does not provide any individual income tax advantages. For 2008, the Internal Revenue Service annual limit was $230,000. Each executive officer was also eligible to participate in Xcel Energy's Deferred Compensation Plan which is designed to allow participants to make up for retirement benefits that cannot be paid under the Company's qualified retirement plans as discussed above.

TABLES RELATED TO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers and one former executive officer (who we refer to collectively in this section as the "Named Executive Officers" or "NEOs") for 2008. From left to right, the following elements are disclosed in the columns of the Summary Compensation Table:

        Base Salary — The amounts in this column reflect the amount of base salary earned for a particular year regardless of whether or not any portions were deferred under the 401(k) Plan or otherwise.

        Bonus — If awards had been paid, the amounts in this column would have reflected that portion of the awards under the 2005 Annual Incentive Plan that are attributable to the leadership-rating factor including any discretionary upward adjustment that was applied by the Committee.

        Stock Awards — The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with Statement of Financial Accounting Standards 123R, "Share Based Payment" ("FAS 123R"), for (i) the performance shares that were granted in 2006 (with a 1/1/06 to 12/31/08 performance period), 2007 (with a 1/1/07 to 12/31/09 performance period) and 2008 (with a 1/1/08 to 12/31/10 performance period), and (ii) performance-based restricted stock units granted in 2007 and 2008. For 2006 and 2007, this column also reflected the premium received for stock awards under the 2005 Annual Incentive Plan. The amount reported is not intended and does not represent earned or paid compensation for 2008 as the majority of the performance shares and the restricted stock units are still subject to performance and vesting conditions.

        Non-Equity Incentive Plan Compensation — The amounts in this column represent awards earned under the 2005 Annual Incentive Plan, including amounts that the executive officer elected to receive in shares of unrestricted and restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the 2005 Annual Incentive Plan. This amount does not, however, include any amounts attributable to the leadership-rating factor or the premium (5% for unrestricted stock and 20% for restricted stock) attributable to the election to receive shares of stock in lieu of a cash payment. Amounts attributable to the application of the leadership factor appear in the Bonus column. The value of the premium is reflected in the Stock Awards column.

        Change in Pension Value and Non-Qualified Deferred Compensation Earnings — The amounts in this column reflect the actuarial increase in the present value of the executive officer's benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. Thus, the amount reported does not represent earned or paid compensation for the year 2008. The increase from the prior year is generally due to (1) the additional years of service earned by the executive officer under the plans, (2) the increase in the final average salary from the prior year used to determine plan benefits, (3) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the executive officer approaches retirement), and (4) changes in actuarial assumptions. For Mr. Sparby, this amount also includes preferential earnings under a non-qualified compensation plan.

        All Other Compensation — The amounts in this column reflect Company contributions into the 401(k) Plan and Xcel Energy's Deferred Compensation Plan, insurance premiums, accrued vacation pay and perquisites and other personal benefits. The specific amounts are detailed in a footnote to this column.

        Total — The amounts in this column are the sum of the amounts listed above.

 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard C. Kelly	2008	1,175,000	—	4,279,521	—	314,623	108,018	5,877,162
Chairman, President and	2007	1,100,000	220,011	2,489,080	1,100,055	3,030,450	93,510	8,033,106
Chief Executive Officer	2006	1,050,000	288,474	5,675,441	1,442,376	2,623,083	121,510	11,200,884

Benjamin G.S. Fowke III	2008	565,000	—	970,303	—	122,494	61,088	1,718,885
Executive Vice President and	2007	535,000	69,553	670,332	347,767	223,080	60,186	1,905,918
Chief Financial Officer	2006	500,000	109,637	1,671,667	438,546	638,958	74,175	3,432,983

Raymond E. Gogel	2008	460,000	—	667,938	—	201,586	45,521	1,375,045
Vice President, Customer	2007	440,000	36,302	444,459	242,012	336,745	62,439	1,561,957
and Enterprise Solutions

David M. Sparby	2008	345,000	—	322,067	—	105,659	35,657	808,383
President & CEO, NSP-Minnesota

David M. Wilks	2008	455,000	—	774,568	—	—	55,166	1,284,734
President, Energy Supply	2007	435,000	35,889	482,848	239,262	736,657	54,497	1,984,153

Paul J. Bonavia	2008	534,722	—	(648,334)	—	855,332	4,924,659	5,666,379
Former President,	2007	535,000	52,165	689,729	347,767	1,148,967	50,243	2,823,871
Utilities Group	2006	515,000	—	1,787,346	421,540	574,095	71,149	3,369,130

(1)
The amount reported is not intended and does not represent earned or paid compensation for the year 2008 as the majority of the performance shares and the restricted stock units are still subject to performance and vesting conditions. Amount reported represents the amount expensed in 2008 pursuant to FAS 123R for performance shares and restricted stock units awarded in 2008 and prior years offset for each of Mr. Kelly, Mr. Fowke, Mr. Gogel, Mr. Wilks and Mr. Bonavia by the 2008 reversal of a portion of the amounts expensed in 2007 for performance shares awarded in 2005, due to a change in share price. Further, the amounts reported have been adjusted to eliminate service-based forfeiture assumptions and to exclude the reversal of amounts expensed for Mr. Bonavia, both of which are used for financial reporting purposes. See Note 8, Common Stock and Stock-Based Compensation to our consolidated financial statements for 2006 and Note 10, Share-Based Compensation, to our consolidated financial statements for each of 2007 and 2008 for a description of our accounting and the assumptions used.

  The amounts reported for Mr. Bonavia include the reversal of previously reported expenses related to the forfeiture of Mr. Bonavia's 2006 performance shares and 2007 performance-based restricted stock units upon his resignation in December 2008 offset by the 2008 reversal of the expense related to the 2005 award of performance shares discussed above.

(2)
The amounts in the Non-Equity Incentive Plan Compensation column represent awards earned under the 2005 Annual Incentive Plan in 2006 and 2007, including amounts that the executive officer elected to receive in shares of unrestricted and restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the 2005 Annual Incentive Plan. This amount does not, however, reflect the premium (5% for unrestricted stock and 20% for restricted stock) attributable to the election to receive shares of stock in lieu of a cash payment. The value of the premium is reflected in the Stock Awards column for the respective years.

(3)
The amount reported in this column does not represent earned or paid compensation. Pension values are dependent on many variables including years of service, earnings and actuarial assumptions. See "Pension Benefits" beginning on page 47. Amounts in this column reflect the actuarial increase in the present value of the executive officer's benefits under all pension plans established by the Company determined using interest rate and maturity rate assumptions consistent with those used in the Company's financial statements. For Mr. Wilks, change in pension value for 2008 was ($20,994). Negative changes in pension value are not included in the Summary Compensation Table. For Mr. Sparby, the amount reported also includes preferential earnings of approximately $729 under a nonqualified compensation plan from a grandfathered deferred compensation benefit.

(4)
The amounts in the "All Other Compensation" column for the NEOs include the following:

Name	Company Matching 401(k) Contributions ($)	Contributions to the Non-Qualified Savings Plan ($)	Imputed Income on Life Insurance Paid by Company ($)	Accrued Vacation Pay ($)	Company Sponsored PHEV ($)	Perquisites Allowance ($)	Employment Agreement ($)	Total ($)
Richard C. Kelly	7,750	39,250	7,524	22,596	898	30,000	—	108,018
Benjamin G.S. Fowke III	7,750	14,850	2,622	10,866	—	25,000	—	61,088
Raymond E. Gogel	7,750	10,650	2,121	—	—	25,000	—	45,521
David M. Sparby	1,400	—	2,622	6,635		25,000	—	35,657
David M. Wilks	7,750	10,450	3,216	8,750	—	25,000	—	55,166
Paul J. Bonavia	7,750	—	2,585	10,577	—	24,306	4,879,441	4,924,659

        The amounts represented in the "Company Sponsored PHEV" column represent the estimated value of providing the plug-in hybrid electric vehicle from our fleet to the executive by estimating the lease expense for a comparable vehicle through our fleet program. The estimated expense takes into account the cost of using the vehicle including fuel, maintenance, license, title and registration fees, and insurance. The PHEV was provided for approximately one month during 2008.

        The amounts represented in the "Employment Agreement" column include the following payments made to Mr. Bonavia in connection with his resignation of employment: $4,802,758 resulting from his Employment Agreement and a $76,683 cash settlement payment for earned and unpaid paid time off. See "Aggregate Termination Payments" for a description of additional amounts paid to Mr. Bonavia in connection with his separation of employment.

        Executive officers and their families may use the corporate aircraft for personal travel only when the aircraft is already scheduled to fly to the destination on Company business and only when there is an open seat available. The aggregate cost of personal use of the corporate aircraft is determined on a per flight basis and includes the cost of actual fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred. Because the plane may only be used for personal travel, if the aircraft already is scheduled to fly to the destination and an open seat is available, there is no incremental cost to the Company for such personal use. The Company has significant corporate operations in Minneapolis, Minnesota and Denver, Colorado, and some executive officers, including several of the NEOs, split time between those offices and utilize the corporate aircraft to travel between Minneapolis and Denver. These trips are not considered personal travel.

SUPPLEMENTAL DIRECT COMPENSATION TABLE (OPTIONAL)

        The Company has included a Supplemental Direct Compensation Table below that depicts the compensation that was actually paid to the NEOs for 2008. This table excludes those components of the Summary Compensation Table that represent (i) amounts earned but not yet received due to time requirements and (ii) amounts expensed but which are still subject to certain time and performance criteria. Additionally, the Supplemental Direct Compensation Table incorporates values for certain compensation that utilizes market factors such as discount rates and return rates that are subject to change. This table does not necessarily reconcile to the tax definition of 2008 received compensation (W-2) due to the timing of payments. This Supplemental Direct Compensation Table is not a substitute for the information contained in the Summary Compensation Table and the other tables required by the SEC's rules.

        The elements of total direct compensation in the table below include:

        Base Salary — As described in the Summary Compensation Table.

        Bonus — If awards had been paid, the amounts in this column would have reflected that portion of the awards under the 2005 Annual Incentive Plan that are attributable to the leadership-rating factor including any upward discretionary adjustment that was applied by the Committee.

        Non-Equity Incentive Plan Compensation — If awards had been paid, the amounts in this column would have represented awards earned under the 2005 Annual Incentive Plan, including amounts that the executive officer elected to receive in shares of unrestricted and restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the 2005 Annual Incentive Plan. This amount does not, however, reflect the premium (5% for unrestricted stock and 20% for restricted stock) attributable to the election to receive shares of stock in lieu of a cash payment. The value of the premium is reflected in the Annual Incentive Stock Premium Value column. This column represents awards earned in 2008, not awards granted or paid.

        Annual Incentive Stock Premium Value — Value attributable to the premium (5% for unrestricted stock and 20% for restricted stock) received for electing to receive stock in lieu of a portion of the cash payment otherwise payable under the 2005 Annual Incentive Plan.

        All Other Compensation — As described in the Summary Compensation Table.

        Stock Awards Value Realized on Vesting — Value of long-term incentive awards that vested in 2008 as described in the Option Exercises and Stock Vested Table on page 46. The value excludes the value of restricted stock received in lieu of cash the executive was otherwise entitled to receive under the 2005 Annual Incentive Plan as including this value results in double counting the value as earnings.

Supplemental Direct Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Annual Incentive Stock Premium Value ($)	All Other Compensation ($)	Stock Awards Value Realized on Vesting ($)	Total ($)
Richard C. Kelly	2008	1,175,000	—	—	—	108,018	2,838,074	4,121,092
Chairman, President and	2007	1,100,000	220,011	1,100,055	—	93,510	4,336,181	6,849,757
Chief Executive Officer	2006	1,050,000	288,474	1,442,376	86,543	121,510	3,389,188	6,378,091
Benjamin G.S. Fowke III	2008	565,000	—	—	—	61,088	701,715	1,327,803
Executive Vice	2007	535,000	69,553	347,767	20,866	60,186	1,287,100	2,320,472
President and Chief	2006	500,000	109,637	438,546	38,373	74,175	1,025,724	2,186,455
Financial Officer
Raymond E. Gogel	2008	460,000	—	—	—	45,521	468,844	974,365
Vice President,	2007	440,000	36,302	242,012	11,133	62,439	888,433	1,680,319
Customer and
Enterprise Solutions
David M. Sparby	2008	345,000	—	—	—	35,657	154,385	535,042
President & CEO,
NSP-Minnesota
David M. Wilks	2008	455,000	—	—	—	55,166	468,844	979,010
President, Energy	2007	435,000	35,889	239,262	—	54,497	1,048,448	1,813,096
Supply
Paul J. Bonavia	2008	534,722	—	—	—	4,924,659	—	5,459,381
Former President,	2007	535,000	52,165	347,767	19,997	50,243	1,328,792	2,333,964
Utilities Group	2006	515,000	—	421,540	21,077	71,149	1,180,408	2,209,174

GRANTS OF PLAN-BASED AWARDS TABLE

        The following table discloses on a grant-by-grant basis equity and non-equity awards effective in 2008. (The Committee approved the awards February 20, 2008, effective January 1, 2008.) From left to right, the following elements are disclosed in the columns of the Grant of Plan-Based Awards Table:

        Estimated Future Payouts Under Non-Equity Incentive Plan Awards — The amounts in this column show target annual incentive awards pursuant to the 2005 Annual Incentive Plan, exclusive of the leadership-rating factor. Annual incentive awards, expressed as a percentage of salary, were set by the Committee under the 2005 Annual Incentive Plan. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals approved by the Committee, with each individual having the opportunity to earn from 0% to 150% of his or her target annual incentive award based on the level of achievement in 2008 of the goals. Corporate goals for 2008 included targeted EPS, an environmental metric related to emissions reduction and safety of our employees. Target annual incentive awards, as a percentage of base salary, were set for all Xcel Energy officers, ranging from 100% of salary for Mr. Kelly to 50% to 65% of salary for the other NEOs. With the approval of the Committee, an award may be multiplied by a leadership-rating factor from zero to two. There were no annual incentive awards paid for 2008.

        Estimated Future Payments Under Equity Incentive Plan Awards — Long-term incentive grants were made 50% in the form of performance shares and 50% in the form of restricted stock units. The amounts in this column show performance shares (top number) and restricted stock units based on EPS growth measurement (second number) and restricted stock units based on environmental goals (third number) issued under the 2005 Omnibus Incentive Plan. The amounts of the awards for each individual were established by the Committee and expressed as a percentage of such individual's base salary. The actual number of restricted stock units awarded to an individual were determined by dividing the dollar value of such percentage of base salary by the expected value of each award type as determined on January 3, 2008. For Mr. Kelly, his target long-term award for 2008 was set at 310% of his salary. For the other NEOs, the percentage ranged from 80% to 150% of their base salaries.

        Awards in the performance share component are denominated in shares, each of which represents the value of one share of Xcel Energy common stock. The target number of shares granted was calculated by dividing the executive's target award by the expected value of the long-term incentive. At the end of each three-year period, the performance share component provides for payout at the target level if Xcel Energy's TSR is at the 50th percentile of the peer group and payout at 200% of the target level for performance at or above the 90th percentile of the peer group. The performance share component provides smaller payouts for performance below the 50th percentile. No payout would be made for performance below the 35th percentile. Performance shares do not receive dividend equivalent units during the performance period.

        The awards of restricted stock units represent an equal number of shares of Xcel Energy common stock. Prior to the expiration of the restricted period, the restricted stock units may not be sold or otherwise transferred by the recipients. Restricted stock units are credited during the restricted period at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents are subject to all terms of the original grant. Payout of the restricted stock units and the lapsing of restrictions on the transfer of restricted stock units are based on two separate performance criteria. Of the awarded restricted stock units, 75% of them plus associated credited dividend equivalents will be settled, and the restricted period will lapse, after Xcel Energy achieves 18% EPS growth measured against fiscal 2007 EPS. Additionally, Xcel Energy's annual dividend paid on its common stock must remain at $0.92 per share or greater. EPS growth will be measured annually at the end of each fiscal year. However, in no event will the restrictions lapse prior to December 31, 2009. If the performance criteria are not achieved by December 31, 2011, all associated restricted stock units and dividend equivalents are forfeited.

        The remaining 25% of the awarded restricted stock units (plus associated credited dividend equivalents) have a performance-based vesting schedule related to our strategy as an environmental leader. For these restricted stock units, the restriction period will lapse based on the achievement of activities or goals intended to result in emissions reductions. This goal was selected to further the corporate goal of environmental leadership, which includes prudently reducing our emissions and impact on the environment. Performance against these environmental targets will be measured annually at the end of each fiscal year. However, in no event will the restrictions lapse prior to December 31, 2010. If the performance criteria have not been met by December 31, 2011, all associated restricted stock units and dividend equivalents shall be forfeited.

        Grant Dates Fair Value of Stock and Option Awards — This column shows the grant-date fair value pursuant to FAS 123R for equity awards.

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Grant Date Fair Value of Stock and Option Awards
		Date of Committee Action (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard C. Kelly	1/1/08	2/20/08				22,319	89,277	178,554	1,821,251
	1/1/08	2/20/08					61,611.75		1,365,932
	1/1/08	2/20/08					20,537.25		455,311
	1/1/08	2/20/08	587,500	1,175,000	1,762,500
Benjamin G.S. Fowke III	1/1/08	2/20/08				5,193	20,772	41,544	423,749
	1/1/08	2/20/08					14,335.50		317,818
	1/1/08	2/20/08					4,778.50		105,939
	1/1/08	2/20/08	183,625	367,250	550,875
Raymond E. Gogel	1/1/08	2/20/08				3,805	15,221	30,442	310,508
	1/1/08	2/20/08					10,503.75		232,868
	1/1/08	2/20/08					3,501.25		77,623
	1/1/08	2/20/08	126,500	253,000	379,500
David M. Sparby	1/1/08	2/20/08				1,691	6,765	13,530	138,006
	1/1/08	2/20/08					4,668.75		103,506
	1/1/08	2/20/08					1,556.25		34,502
	1/1/08	2/20/08	86,250	172,500	258,750
David M. Wilks	1/1/08	2/20/08				3,206	12,825	25,650	261,630
	1/1/08	2/20/08					8,850.75		196,221
	1/1/08	2/20/08					2,950.25		65,407
	1/1/08	2/20/08	125,125	250,250	375,375
Paul J. Bonavia(4)	1/1/08	2/20/08				4,550	18,199	36,398	371,260
	1/1/08	2/20/08					12,559.50		278,444
	1/1/08	2/20/08					4,186.50		92,815
	1/1/08	2/20/08	178,750	357,500	536,250

(1)
The Committee approved the awards February 20, 2008, effective as of January 1, 2008.

(2)
Amounts reflect target annual incentive awards pursuant to the 2005 Annual Incentive Plan, exclusive of the leadership-rating factor. There were no annual incentive awards paid for 2008.

(3)
Amounts reflect performance shares (top number) and performance-based restricted stock units based on EPS growth measurement (second number) and performance-based restricted stock units based on environmental goals (third number) issued under the 2005 Omnibus Incentive Plan. Performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout.

(4)
As a result of Mr. Bonavia's resignation, these awards were forfeited on December 19, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The following table discloses on a grant-by-grant basis the number of outstanding equity awards (option and stock awards) at the end of 2008. From left to right, the following elements are disclosed in the columns of the Outstanding Equity Awards At Fiscal Year-End Table:

        Option Awards — We granted no stock options in 2008. We have not granted stock options since December 2001. The values shown on the table are for options granted prior to 2002.

        Stock Awards — Values were calculated based on a $18.55 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange on December 31, 2008. As described in detail in the footnotes to the table, the equity awards consist of performance-based restricted stock units and performance shares.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard C. Kelly	69,750	20.0403	12/12/09	1,198.68(1)	22,236	70,068.32(4)	1,299,767(4)
	228,000	26.3125	8/20/10	15,421.62(2)	286,071	23,356.11(5)	433,256(5)
						63,895.55(6)	1,185,262(6)
						21,298.52(7)	395,087(7)
						190,422.00(8)	3,532,328(8)
						178,554.00(9)	3,312,177(9)
Benjamin G.S. Fowke III	11,625	20.0403	12/12/09	672.33(1)	12,472	15,335.50(4)	284,473(4)
	14,600	27.9375	12/12/10	6,837.87(2)	126,843	5,111.83(5)	94,824(5)
	29,200	25.9000	12/12/11	6,298.49(3)	116,837	14,866.88(6)	275,781(6)
						4,955.63(7)	91,927(7)
						41,676.00(8)	773,090(8)
						41,544.00(9)	770,641(9)
Raymond E. Gogel	—	—	—	223.48(1)	4,146	10,276.33(4)	190,626(4)
				3,360.37(3)	62,335	3,425.44(5)	63,542(5)
						10,893.10(6)	202,067(6)
						3,631.03(7)	67,356(7)
						27,928.00(8)	518,064(8)
						30,442.00(9)	564,699(9)
David M. Sparby	13,302	26.3125	1/27/09	240.04(1)	4,453	5,690.35(4)	105,556(4)
	20,712	19.3125	1/26/10	1,062.52(2)	19,710	1,896.78(5)	35,185(5)
	54,000	26.3125	8/20/10	987.67(3)	18,321	4,841.81(6)	89,816(6)
						1,613.94(7)	29,939(7)
						15,464.00(8)	286,857(8)
						13,530.00(9)	250,982(9)
David M. Wilks	38,750	20.0403	12/12/09	413.48(1)	7,670	10,159.66(4)	188,462(4)
	135,000	26.3125	8/20/10	2,299.48(2)	42,655	3,386.55(5)	62,821(5)
						9,178.83(6)	170,267(6)
						3,059.61(7)	56,756(7)
						27,612.00(8)	512,203(8)
						25,650.00(9)	475,808(9)
Paul J. Bonavia	153,000	26.3125	3/19/09	—	—	—	—

(1)
Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the 2005 Annual Incentive Plan. The restrictions lapsed on March 2, 2009.

(2)
Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the 2005 Annual Incentive Plan. One-half of the restrictions lapsed on March 2, 2009 with the remaining half of the restrictions lapsing on March 1, 2010 or the next available trading day if March 1 is not a trading day.

(3)
Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the 2005 Annual Incentive Plan. One-third of the restrictions lapsed on March 2, 2009 with the remaining restricted shares lapsing equally on March 1, 2010 and March 1, 2011 or the next available trading day if March 1 is not a trading day.

(4)
Representing performance-based restricted stock units granted January 1, 2007, and credited dividend equivalents, measured against 18% EPS growth (adjusted for the impact of Corporate Owned Life Insurance ("COLI")) measured against December 31, 2006 EPS (adjusted for the impact of COLI). However, in no event will the restrictions lapse prior to December 31, 2008.

(5)
Representing performance-based restricted stock units granted January 1, 2007, and credited dividend equivalents, measured against an environmental goal. However, in no event will the restrictions lapse prior to December 31, 2008.

(6)
Representing performance-based restricted stock units granted January 1, 2008, and credited dividend equivalents, measured against 18% EPS growth measured against December 31, 2007 EPS. However, in no event will the restrictions lapse prior to December 31, 2009.

(7)
Representing performance-based restricted stock units granted January 1, 2008, and credited dividend equivalents, measured against environmental goals. However, in no event will the restrictions lapse prior to December 31, 2010.

(8)
Representing performance shares granted January 1, 2007 for the performance period January 1, 2007 to December 31, 2009. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in table assume maximum level performance.

(9)
Representing performance shares granted January 1, 2008 for the performance period January 1, 2008 to December 31, 2010. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in table assume maximum level performance.

OPTION EXERCISES AND STOCK VESTED TABLE

        The following table discloses on a grant-by-grant basis the number of options exercised in 2008, stock or similar awards that vested in 2008 and the transfers for value of awards.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard C. Kelly	—	—	9,839.15(1)	194,618(2)
			160,117.00(3)	2,838,074(4)
Benjamin G.S. Fowke III	—	—	4,396.48(1)	86,962(2)
			39,589.00(3)	701,715(4)
Raymond E. Gogel	—	—	215.41(1)	4,261(2)
			26,451.00(3)	468,844(4)
David M. Sparby	—	—	743.36(1)	14,704(2)
			8,710.00(3)	154,385(4)
David M. Wilks	—	—	2,071.73(1)	40,979(2)
			26,451.00(3)	468,844(4)
Paul J. Bonavia	—	—	1,372.21(1)	27,142(2)

(1)
Reflects vesting of restricted stock received in lieu of cash compensation they were otherwise entitled to receive under the 2005 Annual Incentive Plan.

(2)
Value is based on the average of the high and low market price of Xcel Energy common stock on March 3, 2008, or $19.78, the date the restrictions lapsed.

(3)
Reflects vesting of performance shares for the performance period January 1, 2006 to December 31, 2008. Performance Shares were actually settled on February 24, 2009 following certification of satisfaction of performance measured by the Committee. Upon settlement, each officer received 50% of the performance share award in shares of Xcel Energy common stock with the remaining 50% paid in cash.

(4)
Value is based on the average high and low market price of Xcel Energy common stock on February 23, 2009, or $17.725, the date prior to the Committee certification.

PENSION BENEFITS

        The Company maintains several defined benefit plans in which the NEOs are eligible to participate. One is the Xcel Energy Pension Plan, which provides funded, tax-qualified benefits. The benefits under the Xcel Energy Pension Plan are subject to compensation and benefit limits under the Internal Revenue Code. The second is the Xcel Energy Inc. Nonqualified Pension Plan (referred to as the "Nonqualified Pension Plan"), which provides unfunded, non-qualified benefits for compensation that is in excess of the limits applicable to the Xcel Energy Pension Plan. The third is the Xcel Energy SERP, which provides unfunded, non-qualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Nonqualified Pension Plan and of which participation is at the discretion of the Committee.

        The following table shows the pension benefits available to each NEO. From left to right, the following elements are disclosed in the columns of the Pension Benefits Table:

        Named Executive Officer's Number of Years of Credited Service — The Number of Years of Credited Service is expressed in whole years as defined by each listed pension benefit plan. The additional years of credited service that were provided to Mr. Bonavia in the SERP are discussed under the Pension Benefits Table under the heading "SERP" on page 48.

        Present Value of Accumulated Benefits — The Present Value of Accumulated Benefits is the present value as of December 31, 2008 of the annual pension benefit that was earned as of December 31, 2008 that would be payable under each plan for the executive officer's life beginning at the executive officer's normal retirement age. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit that is payable beginning at normal retirement age. Those assumptions are consistent with those used in Note 11, "Benefit Plans and Other Postretirement Benefits," in our financial statements. Normal retirement age for this purpose is defined by the various plans in which the executives participate. The Present Value of Accumulated Benefits is determined for each plan assuming benefits commence at the age described below:

        Xcel Energy Pension Plan — The basic benefit payable under the Xcel Energy Pension Plan to each executive is determined under one of three formulas: the final average pay formula (the "Traditional Benefit formula"), the Pension Equity Benefit formula or the Account Balance Benefit formula. The Present Value of Accumulated Benefits is determined assuming that the benefit commences at the normal retirement age defined by the Plan, which is age 65. Mr. Sparby is the only named executive officer who participates in the Traditional Benefit formula. Mr. Fowke and Mr. Gogel are participants in the Pension Equity Benefit formula. Mr. Kelly and Mr. Wilks are participants in the Account Balance Benefit formula. Mr. Bonavia participated in the Account Balance Benefit formula. As discussed previously, Mr. Bonavia resigned on December 19, 2008.

        Nonqualified Pension Plan — The Present Value of Accumulated Benefits is determined in the same manner as described above.

        SERP — The Present Value of Accumulated Benefits is determined assuming that the benefit payable under this plan commences at the normal retirement age defined by the Plan, which is age 62.

        Payments Made During the Last Fiscal Year — Represents amounts actually paid from the listed plans to the NEO due to an event calling for payment. Mr. Bonavia was the only NEO who became eligible to receive payment under any of the plans due to his separation from service, as mentioned previously. For discussion of Mr. Bonavia's pension benefits, see "Potential Payments Upon Termination or Change in Control" beginning on page 54.

 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard C. Kelly	Xcel Energy Pension Plan	41	753,169	—
	Nonqualified Pension Plan	41	464,577	—
	SERP	41	12,259,479	—
Benjamin G.S. Fowke III	Xcel Energy Pension Plan	12	206,370	—
	Nonqualified Pension Plan	12	561,961	—
	SERP	12	623,838	—
Raymond E. Gogel	Xcel Energy Pension Plan	7	143,540	—
	Nonqualified Pension Plan	7	227,390	—
	SERP	7	687,168	—
David M. Sparby	Xcel Energy Pension Plan	26	570,953	—
	Nonqualified Pension Plan	26	198,699	—
	SERP	26	792,570	—
David M. Wilks	Xcel Energy Pension Plan	31	774,018	—
	Nonqualified Pension Plan	31	156,362	—
	SERP	31	2,908,621	—
Paul J. Bonavia	Xcel Energy Pension Plan	11	156,178	—
	Nonqualified Pension Plan	11	115,626	—
	SERP(1)	20	4,348,720	—

(1)
We agreed to accrue SERP benefits for Mr. Bonavia ratably over 11 years rather than 20 years, with the years of credited service in the table above imputed to reflect that rate, and to permit distribution of his full unreduced benefit as early as age 60. If the accelerated accrual factors were not taken into account in determining Mr. Bonavia's SERP benefit, Mr. Bonavia would have been entitled to receive $2,247,609.

        The following narrative provides more information on the retirement benefits available to the NEOs.

Xcel Energy Pension Plan

        There are three general benefit components payable under the Xcel Energy Pension Plan, the basic benefit, the retirement spending account and the social security supplement.

Basic Benefit

        As mentioned above, the basic benefit is determined under one of three formulas: the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula.

Traditional Benefit Formula

        The Basic Benefit is determined as follows:

  •
  Monthly benefit, payable as a single life annuity at the participant's normal retirement age, equal to the sum of 1.1333% of the participant's highest average monthly base pay plus .5% of highest average monthly base pay in excess of one-third of the monthly Social Security Wage Base for the current year, times years of credited service (up to 30 years).

  •
  Highest average monthly base pay is equal to the highest average monthly rate of base pay during any 48 consecutive months of covered employment. Base pay is regular salary, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

        If a participant retires after earning 40 years of credited service, or reaching age 62 with 20 years of vesting service, or reaching Rule-of-90, the full accrued benefit described above is payable. If retirement occurs between ages 57 and 62 with at least 20 years of vesting service, the Basic Benefit is reduced 0.333% for each month that benefits commence prior to age 62.

        If a participant terminates employment prior to reaching the eligibility provisions described above, and with at least three years of vesting service and commences benefits on or after age 57, the Basic Benefit is reduced 0.333% for each month that early commencement precedes age 65. If the participant's age at commencement is less than 57, the benefit payable is the amount that is actuarially equivalent to the benefit payable at age 65.

Pension Equity Benefit Formula

        Basic Benefit:

  •
  Monthly benefit, payable as a single life annuity at the participant's normal retirement age, which is the actuarial equivalent of the participant's Pension Equity Plan ("PEP") Balance. The PEP Balance is equal to 10% of the participant's highest average pay times years of credited service times twelve (12).

  •
  Highest average pay is equal to the highest average monthly rate of base pay plus incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

        If a participant terminates employment after completing three years of vesting service, the benefit is calculated as described above but based on service and final average salary at termination.

Account Balance Benefit Formula

        Basic Benefit:

  •
  Monthly benefit, payable as a single life annuity at the participant's normal retirement age, which is the actuarial equivalent of the participant's Account Balance. The Account Balance is determined as follows:

  (a)
  Retirement Program Credits

      A retirement program credit is added to the account balance depending on age plus years of credited service and base pay for the year as follows:

Age + Years of Credited Service	Retirement Program Credits
55-59	5.25%
60-64	6.00%
65-69	7.00%
70-74	8.00%
75-79	9.00%
80 and more	10.00%

      Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

    (b)
    Transition Credits

      Employees who were active participants in a predecessor plan may be eligible for transition credits. These credits are granted annually for up to five years from the effective date of the plan.

Age + Years of Credited Service	Transition Credits
56-58	7.00%
59-61	8.00%
62-64	9.00%
65 or more	10.00%

      Interest is added to the account balance at the end of each plan year. Interest is based on the account balance at the beginning of the year. The rate of interest applied is equal to the average of the annual rate of interest on 30-year Treasury securities for the months of August and September of the preceding calendar year, but not less than 5% (5% for 2008).

        If a participant terminates employment after completing three years of vesting service, the benefit is calculated as described above but based on service and pay through the date of termination. The Account Balance continues to accrue interest until the benefit is commenced.

        If the participant elects an annuity and commences payment after age 55, the amount payable is determined by converting the Account Balance at commencement into an annuity based on a table of factors.

Retirement Spending Account

        The Retirement Spending Account annual benefit is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. In each case, the Retirement Spending Account is a monthly benefit, payable as a single life annuity, that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits, and annual interest credits.

  •
  Initial account balance equal to $1,400 times all years of service as of December 31, 2002, for former NCE participants and December 31, 1998 for former NSP participants. For all other participants, the initial account balance is zero.

  •
  Annual credits equal to $1,400.

  •
  Interest credits based on one-year treasury constant maturities plus 1%.

Social Security Supplement

        The Social Security Supplement is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. In each case, the Social Security Supplement is a supplement that is paid from the participant's retirement date to his or her retirement age for purposes of Social Security. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they are (1) age 57 with 20 years of service, (2) age 55 and the sum of age and credited service is greater than or equal to 90 or (3) age 65 with 1 year of service.

Credited Service; Distributions

        Generally, a participant's years of credited service are based on the years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed in the above table for the Xcel Energy Pension Plan for all of the Company's NEOs are based only on their period of service while employed by the Company and its predecessors.

        Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($230,000 in 2008). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($185,000 payable as a single life annuity beginning at normal retirement age in 2008).

        Benefits are payable under one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded by an irrevocable tax-exempt trust. A participant's benefit under the Xcel Energy Pension Plan is payable from the assets held by the tax-exempt trust.

Nonqualified Pension Plan

        The Nonqualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not limited as noted above by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Nonqualified Pension Plan benefit as a lump sum.

        Generally, a participant's years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Nonqualified Pension Plan for all of the Company's NEOs are based only on their period of service while employed by the Company and its predecessors.

        The Nonqualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Nonqualified Pension Plan are general creditors of the Company with respect to the payment of their Nonqualified Pension Plan benefits. The executive officer's account under the Nonqualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan.

SERP

        The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant's base pay plus any bonus earned for that year regardless of whether such bonus is paid in that year or in the next year under the Company's regular annual incentive plan.

        The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of final average compensation minus (b) any other qualified or nonqualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset. The SERP benefit is payable as a 20-year certain annuity or a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62.

        Generally, a participant's years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. Except for Mr. Bonavia, the years of credited service listed above for the SERP for the NEOs are based only on their period of service while employed by the Company and its predecessors. We have agreed to accrue SERP benefits for Mr. Bonavia ratably over 11 years rather than 20 years, with the years of credited service in the table above imputed to reflect that rate, and to permit distribution of his full unreduced benefit as early as age 60. If the accelerated accrual factors were not taken into account in determining Mr. Bonavia's SERP benefit, Mr. Bonavia would have been entitled to receive $2,247,609.

        The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the SERP are general creditors of the Company with respect to the payment of their SERP benefits. The executive's account under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan. The SERP is a discretionary plan and NEOs participate in the SERP by recommendation and approval of the Committee. In 2008, the Board of Directors closed the SERP to additional participants.

NONQUALIFIED DEFERRED COMPENSATION

        The amounts in the table below covers the nonqualified deferred compensation plan (the "Deferred Compensation Plan") and the Wealth Op Deferred Program ("Wealth Op") and nonqualified defined contributions made to the Deferred Compensation Plan as described in more detail below. The Wealth Op plan was frozen to new deferrals in the 1990s.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Richard C. Kelly	94,000	39,250	(140,385)	—	696,563
Benjamin G.S. Fowke III	33,900	14,850	(109,206)	—	227,659
Raymond E. Gogel	23,000	10,650	(176,482)	—	362,516
David M. Sparby	97,895	—	(216,578)	—	582,019
David M. Wilks	73,015	10,450	(88,368)	—	456,631
Paul J. Bonavia	—	—	(273,681)	—	466,964

(1)
Reflects the following amounts for each of the following executive officers which is reported as compensation to such executive officer for 2008 in the Summary Compensation Table on page 38: Mr. Kelly: $94,000; Mr. Fowke: $33,900; Mr. Gogel: $23,000; Mr. Sparby: $97,895; and Mr. Wilks: $73,015

(2)
Amounts shown reflect our matching contributions above applicable Internal Revenue Code limits into our deferred compensation plan during 2008 and are included in All Other Compensation for 2008 in the Summary Compensation Table. These amounts are described in footnote 4 to the Summary Compensation Table.

(3)
Of the amounts shown, the following were included in the Summary Compensation Table for 2006 and 2007: Mr. Kelly: $80,978; Mr. Fowke: $45,300; Mr. Gogel: $185,237; and Mr. Wilks: $72,183.

        The Deferred Compensation Plan generally allows key employees, including all executive officers, to defer compensation above government limitations on 401(k) contributions that apply to the Company's qualified 401(k) Plan and to defer taxation on all earnings on compensation deferred into the plan. For 2008, the maximum limitation on elective salary deferrals and the limitation on the amount of compensation that may be taken into account for deferrals under the 401(k) Plan was $15,500 and $230,000, respectively. Each executive officer may elect each year to separately defer up to 75 percent of his or her base pay and up to all of his or her annual incentive pay otherwise payable in the next following calendar year. The Company matches 50% of deferrals into the Deferred Compensation Plan and the 401(k) Plan up to 8% of base salary. Matching credits under the Deferred Compensation Plan are immediately vested. The Company also has the option to make discretionary contributions but did not do so in 2008. In addition, if the executive participates under the Account Balance benefit formula or Pension Equity benefit formula of the Company's qualified pension plan, the Company will contribute a matching contribution into the Deferred Compensation Plan.

        Deferrals, plus any Company match, are credited to a special recordkeeping account in the participant's name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. For 2008, those investment fund options (and the associated returns) included an Xcel Energy common stock fund, Vanguard® Prime Money Market Fund (2.77%), Vanguard® Inflation-Protected Securities Fund (-2.85%), PIMCO Total Return Fund (4.60%), Vanguard® Total Bond Market Index Fund Signal™ Shares (5.15%), Vanguard® Wellington™ Fund (-22.30%), Vanguard® 500 Index Fund Signal™ Shares (-36.97%), Longleaf Partners Fund ( — 50.60%), Vanguard® PRIMECAP Fund (-32.41%), Vanguard® Mid-Cap Index Fund Signal™ Shares (-41.78%), Wasatch Core Growth Fund (-44.34%), Vanguard® Small-Cap Index Fund Signal™ Shares (-36.00%), Vanguard® Developed Markets Index Fund (-41.62%), Vanguard® Target Retirement 2005 Fund (-15.82%), Vanguard® Target Retirement 2010 Fund (-20.67%), Vanguard® Target Retirement 2015 Fund (-24.06%), Vanguard® Target Retirement 2020 Fund (-27.04%), Vanguard® Target Retirement 2025 Fund (-30.05%), Vanguard® Target Retirement 2030 Fund (-32.91%), Vanguard® Target Retirement 2035 Fund (-34.66%), Vanguard® Target Retirement 2040 Fund (-34.53%), Vanguard® Target Retirement 2045 Fund (-34.56%), Vanguard® Target Retirement 2050 Fund (-34.62%) and Vanguard® Target Retirement Income Fund (-10.93%). Company matches are credited to an Xcel Energy common stock fund. Participants may change their assumed investment fund on a daily basis.

        The executive's account is payable on the earlier of the executive's separation of service or death, and will be paid in a lump sum or in ten equal annual installments as elected by the executive or, if no election is made, in a lump sum. The distribution will be made (or will begin) as of the next January 31 or July 31 that first follows the sixth-month anniversary of the executive's separation of service. Payment to the executive's beneficiary in the event of the participant's death will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive's beneficiary. In addition, the executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.

        Mr. Sparby is the only NEO participating in the Wealth Op. Wealth Op is a legacy non-qualified deferred compensation plan sponsored by a predecessor company, Northern States Power Company, beginning in 1984 through the late-1990s, when the company froze the plan to new contributions. Previously deferred amounts receive annual interest credits based on either a fixed or a variable interest rate, as elected by the participant at the time of original participation. Payments from Wealth Op commence following a participant's retirement, death, disability or other separation from service.

        Both the Deferred Compensation Plan and Wealth Op plans are unfunded. No property is set aside in a trust or otherwise to pay the benefits and the Company is not obligated to invest in the Xcel Energy Stock Fund or any of the mutual funds selected by the executive. In other words, each executive officer participating in the Deferred Compensation Plan or Wealth Op plan is an unsecured general creditor of the Company with respect to the executive officer's account. The executive's account under the Deferred Compensation Plan and Wealth Op cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the applicable plan.

 REPORT OF THE COMPENSATION COMMITTEE

        The Governance, Compensation and Nominating Committee, in its capacity as the Compensation Committee of the Board, has reviewed and discussed with management the Compensation Discussion and Analysis in this proxy statement. Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.

Compensation Committee
Douglas W. Leatherdale, Chairman
C. Coney Burgess, Member
Fredric W. Corrigan, Member
Richard H. Truly, Member
David A. Westerlund, Member

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Paul J. Bonavia Employment Agreement

        In December 2008, we became obligated to pay severance benefits to Mr. Bonavia under his employment agreement that he entered into in 1997 with one of our predecessor companies. That agreement was subsequently modified, as described below.

        In connection with and effective upon completion of the merger between Northern States Power Company and NCE that formed Xcel Energy in 2000, we and Mr. Bonavia amended the employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. Mr. Bonavia also previously had entered into a change in control agreement with NCE that provided for severance benefits similar to those provided under the 1999 Xcel Energy Senior Executive Severance Policy (the "1999 Policy"). In connection with the merger, Mr. Bonavia's position changed from Senior Vice President, General Counsel and President of NCE's International Business Unit to President of our Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he waived the right to claim certain benefits under the 1999 Policy relating to the change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions included the termination of Mr. Bonavia's employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy.

        In further amendments, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert at any time that his duties and responsibilities had been diminished. In return, we agreed that if we terminated Mr. Bonavia's employment at any time for any reason other than cause, as defined in the 1999 Policy, or if Mr. Bonavia terminated his employment for any reason after August 31, 2003, he would be entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy as if he had terminated on January 6, 2003, and as adjusted for inflation. The severance benefits payable under the 1999 Policy included generally 2.5 times salary, bonus and long-term compensation, as well as payments for an additional 2.5 years of service under the pension and retirement savings plans.

        When Mr. Bonavia voluntarily terminated his employment on December 19, 2008, we became obligated to pay approximately $4.8 million of severance benefits to Mr. Bonavia under his employment agreement. In addition, Mr. Bonavia became entitled to receive payment of his SERP benefit.

Senior Executive Severance and Change in Control Policy

        We provide severance benefits to our executive officers under the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the "Severance Policy"). As discussed above, we provide the Severance Policy to provide a market-competitive severance benefit and to manage any potential risks and changes in the event the Company undergoes a change in control. Each of our current NEOs are participants in the Severance Policy. Mr. Bonavia had been a participant in the Severance Policy for change in control purposes only. Additional participants may be named by the Board or the Governance, Compensation and Nominating Committee from time to time.

        Under the Severance Policy, a participant whose employment is terminated will receive severance benefits unless:

  •
  the employer terminated the participant for cause (as defined in the Severance Policy);

  •
  termination was because of the participant's death, disability or retirement;

  •
  the participant's division, subsidiary or business unit was sold and the buyer agreed to continue the participant's employment with specified protections for the participant; or

  •
  the participant terminated voluntarily.

        The severance benefits for executive officers under the Severance Policy include the following:

  •
  a cash payment equal to one times the participant's annual base salary and target annual incentive award;

  •
  prorated target annual incentive compensation for the year of termination;

  •
  a cash payment of $30,000 for outplacement services;

  •
  a cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for one additional year;

  •
  continued medical, dental and life insurance benefits for one additional year; and

  •
  continued perquisite allowance for one year.

        If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control the participant will receive benefits under the Severance Policy similar to the severance benefits described above, except as follows:

  •
  the cash payment of the participant's annual base salary and target annual incentive award will be increased by a severance multiplier of two or three times, depending upon the participant's tier,

  •
  the cash payment for the value of additional retirement savings and pension credits will be for two or three years, depending upon the participant's salary tier; and

  •
  medical, dental and life insurance, financial planning and perquisite allowance benefits will be continued for two or three years, depending upon the participant's salary tier.

In addition, each of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the Severance Policy.

        For these purposes, a change of control generally means (i) any acquisition of 20% or more of either our common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business combinations in which (a) our shareholders will own more than 60% of the shares of the resulting corporation, (b) no one person will own 20% or more of the shares of the resulting corporation, and (c) a majority of the board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the Severance Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a "business combination") (except those business combinations that satisfy clauses (a), (b) and (c) above), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

        In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change in control, all stock-based awards, such as stock options and restricted stock, will vest immediately and all cash-based awards, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

        All outstanding stock options are already exercisable, therefore, a change in control would have no impact on stock options. The amounts payable in cash for each of the NEOs relating to the performance shares and restricted stock units are included in the "Incentive Compensation" row of the "Termination upon Change in Control" column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock: Richard C. Kelly, 16,620.30 shares with an aggregate value of $308,306; Benjamin G.S. Fowke III, 13,808.69 shares with an aggregate value of $256,151; Raymond E. Gogel, 3,583.85 shares with an aggregate value of $66,480; David M. Sparby, 2,290.23 shares with an aggregate value of $42,484; David M. Wilks, 2,712.95 shares with an aggregate value of $50,325; and Paul J. Bonavia, 0 shares with an aggregate value of $0.

        To receive the benefits under the Severance Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.

Disability Benefits

        Effective January 1, 2008, all disability benefits for NEOs and all active Xcel Energy employees are provided through an insured arrangement with a third party administrator/insurer. Each of the NEOs are eligible for a disability benefit in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.

        For participants in the Long-Term Disability benefit, the monthly disability benefit payable is equal to 60% of the participant's basic monthly earnings, limited to a maximum $25,000 monthly benefit. This monthly benefit would be payable until normal retirement age, or for those participants becoming disabled after age 63, for a specific period of time..

Retirement Benefits

        Upon retirement, the executive officers also will be entitled to receive the retirement benefits described above under the caption "Pension Benefits" on pages 47 to 52 and the nonqualified deferred compensation described under the caption "Nonqualified Deferred Compensation" on pages 52 to 53.

Outstanding Incentive Compensation Awards

        As discussed above, pursuant to the terms of the Company's incentive compensation plans, upon a change in control, all stock-based awards, such as stock options and restricted stock, will vest immediately and all cash-based awards, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

        The treatment of stock option in other situations, such as a voluntary termination, involuntary termination with or without cause, retirement, death or disability, is as follows:

  •
  Stock options issued to NEOs before August 2000:

  •
  will be forfeited upon a voluntary termination or involuntary termination with or without cause other than those granted by a predecessor company to Mr. Sparby, which remain exercisable for three months (or until their stated term, whichever is earlier) upon a voluntary termination and for 36 months (or until their stated term, whichever is earlier) upon an involuntary termination without cause,

  •
  will be exercisable for 12 months or their stated term, whichever is earlier, upon termination due to death or disability other than those granted by a predecessor company to Mr. Sparby, which will be exercisable for 36 months or their stated term, whichever is earlier, and

  •
  will be exercisable for their stated term upon retirement.

  •
  Stock options issued to the NEOs on or after August 2000:

  •
  will be exercisable for 3 months or their stated term, whichever is earlier, following a voluntary termination,

  •
  will be forfeited upon an involuntary termination with cause,

  •
  will be exercisable for 36 months or their stated term, whichever is earlier, upon an involuntary termination without cause,

  •
  will be exercisable for 36 months or their stated term, whichever is earlier, upon termination due to death or disability, and

  •
  will be exercisable for their stated term upon retirement.

        The treatment of other stock-based awards, such as restricted stock, restricted stock units, and performance shares in situations other than a change in control, is as follows:

  •
  Upon a voluntary or involuntary termination with cause, all restricted stock, restricted stock units and performance shares will be forfeited.

  •
  Upon an involuntary termination without cause:

  •
  restrictions on the restricted stock held by Mr. Kelly, Mr. Gogel and Mr. Wilks will lapse,

  •
  restricted stock held by Mr. Fowke and Mr. Sparby will be forfeited, and

  •
  all shares of performance-based restricted units and performance shares awarded in 2007 and 2008 will be forfeited.

  •
  Upon retirement:

  •
  restrictions on the restricted stock will lapse, and

  •
  performance-based restricted stock units and performance shares awarded in 2007 will be forfeited whereas those awarded in 2008 are prorated until date of retirement

  •
  Upon termination due to death or disability:

  •
  restrictions will lapse on restricted stock, and

  •
  performance-based restricted stock units and performance shares will continue to remain outstanding on their original terms and conditions.

Aggregate Termination Payments

        This section explains the payments and benefits to which the NEOs are entitled in various termination of employment scenarios. The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payments is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs will receive following termination as they are also entitled to receive their vested balances under pension and deferred compensation plans, as disclosed previously, under all employment termination scenarios.

        For purposes of preparing this table, we have assumed that (i) the NEOs, other than Mr. Bonavia, were terminated on December 31, 2008 and (ii) that the price of our common stock was $18.55 (the closing price on December 31, 2008). For Mr. Bonavia, we have reported the actual payments triggered by his termination of employment on December 19, 2008.

	Termination upon Change in Control(7)		Voluntary Termination/ Retirement		Involuntary Termination with Cause	Involuntary Termination without Cause		Death
Richard C. Kelly
Severance Payments	$7,050,000		$—		$—	$3,614,750		$—
Retirement/Pension(1)	1,647,325		1,050,788		1,050,788	3,698,526		—
Benefits(2)	291,621		—		—	11,833		—
Incentive Compensation(3)	7,043,932	(4)	—	(5)	—	—	(5)	—
Tax gross-up	3,995,635		—		—	—		—
Paid-time-off (PTO) cash out	102,813		102,813		102,813	102,813		102,813

Total	$20,131,326		$1,153,601		$1,153,601	$7,427,922		$102,813
Benjamin G.S. Fowke III
Severance Payments	$2,796,750		$—		$—	$1,375,900		$—
Retirement/Pension(1)	1,440,307		391,772		391,772	972,903		—
Benefits(2)	203,899		—		—	11,833		—
Incentive Compensation(3)	1,775,023	(4)	—	(5)	—	—		—
Tax gross-up	2,095,096		—		—	—		—
PTO cash out	32,235		32,235		32,235	32,235		32,235

Total	$8,343,310		$424,007		$424,007	$2,392,871		$32,235
Raymond E. Gogel
Severance Payments	$2,139,000		$—		$—	$1,038,600		$—
Retirement/Pension(1)	1,157,384		125,323		125,323	575,495		—
Benefits(2)	182,048		—		—	8,564		—
Incentive Compensation(3)	1,131,453	(4)	—	(5)	—	—	(5)	—
Tax gross-up	1,528,856		—		—	—		—
PTO cash out	22,115		22,115		22,115	22,115		22,115

Total	$6,160,856		$147,438		$147,438	$1,644,774		$22,115
David M. Sparby
Severance Payments	$1,035,000		$—		$—	$746,400		$—
Retirement/Pension(1)	826,130		352,581		352,581	605,731		—
Benefits(2)	105,503		—		—	12,669		—
Incentive Compensation(3)	571,898		—	(5)	—	—		—
Tax gross-up	—		—		—	—		—
PTO cash out	47,438		47,438		47,438	47,438		47,438

Total	$2,585,969		$400,019		$400,019	$1,412,238		$47,438
David M. Wilks
Severance Payments	$2,115,750		$—		$—	$1,027,900		$—
Retirement/Pension(1)	726,591		363,389		363,389	899,422		—
Benefits(2)	184,532		—		—	9,654		—
Incentive Compensation(3)	1,022,636	(4)	—	(5)	—	—	(5)	—
Tax gross-up	1,113,037		—		—	—		—
PTO cash out	875		875		875	875		875

Total	$5,163,421		$364,264		$364,264	$1,937,851		$875

	Termination upon Change in Control(7)	Voluntary Termination/ Retirement	Involuntary Termination with Cause	Involuntary Termination without Cause	Death
Paul J. Bonavia(6)
Pension	—	$4,620,524	—	—	—
Severance Payments	—	4,802,758	—	—	—
PTO cash out	—	76,683	—	—	—

Total	—	$9,499,965	—	—	—

(1)
Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits table on page 48, which the executive officers also would be entitled to receive, except upon death, in which case the SERP benefit would be reduced by 50%. The amounts shown in the Pension Benefits Table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.

(2)
For these purposes we have assumed that health care costs will increase at the rate of 5% per year.

(3)
In addition, executive officers will have the ability, under the circumstances outlined in "Outstanding Incentive Compensation Awards," to exercise the stock options set forth in the Outstanding Equity Awards at Fiscal Year-End Table on page 44.

(4)
Represents the dollar value of all performance shares and restricted stock units that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. Does not include the value of restricted stock for which restrictions would lapse, which values are set forth under "Severance and Change in Control Policy" section above.

(5)
Does not include the value of restricted stock for which restrictions would lapse upon retirement or involuntary termination without cause, which values are set forth under "Severance and Change in Control Policy" section above.

(6)
As explained above, Mr. Bonavia left the company on December 19, 2008. The benefits received are reflected in the Voluntary Termination/Retirement column and are discussed above under the caption "Paul J. Bonavia Employment Agreement."

(7)
Amounts in this column relate to amounts payable if a change in control, as defined in the Severance Policy, occurs and the executive officer is terminated within two years of such event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	10,003,143	$27.05
Equity compensation plans not approved by security holders	n/a	n/a	(2)

(1)	Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
	Xcel Energy Inc. 2005 Omnibus Incentive Plan	1,016,482(3)		6,601,907(4)
	Xcel Energy Inc. Omnibus Incentive Plan	6,146,056(3)	$26.52	—(5)
	NRG Long-Term Incentive Compensation Plan	1,016,121	$37.20	—
	NCE Omnibus Incentive Plan	655,098	$20.05	—
	NSP Executive Long-Term Incentive Award Stock Plan	792,554	$23.81	—
	Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005)	116,139	$N/A	1,083,861
	Xcel Energy Inc. Executive Annual Incentive Award Plan	260,693	—	—(6)
	Stock Equivalent Plan for Non-Employee Directors	450,137	—	299,863
(2)
The Xcel Energy Stock Equivalent Plan for Non-Employee Directors, as amended and restated, was approved by shareholders at the 2004 Annual Meeting. For awards made prior to this shareholder approval, the number of shares of the Company's common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

(3)
Includes stock options, performance shares, performance-based restricted stock units and reinvested dividend equivalents with respect to performance-based restricted stock units. For performance shares, the actual number of securities to be paid out will be dependent upon Xcel Energy's TSR compared to a peer group. Performance-based restricted stock units are subject to forfeiture as described under "Long-Term Incentives" in Compensation Discussion and Analysis above.

(4)
Awards can take the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units.

(5)
The Xcel Energy Inc. 2005 Omnibus Incentive Plan was approved by shareholders at the 2005 Annual Meeting and replaces the Xcel Energy Inc. Omnibus Incentive Plan approved by shareholders in 2000. No additional awards will be made under the Xcel Energy Inc. Omnibus Incentive Plan.

(6)
The Xcel Energy Inc. Executive Annual Incentive Plan (Effective May 25, 2005) was approved by shareholders at the 2005 Annual Meeting and replaces the Xcel Energy Inc. Executive Annual Incentive Plan approved by shareholders in 2000. No additional awards will be made under the Xcel Energy Inc. Executive Annual Incentive Plan.

RELATED PERSON TRANSACTIONS

        Effective December 31, 2008, Wells Fargo & Company ("Wells Fargo") completed its merger with Wachovia Corporation ("Wachovia"). An indirect subsidiary of Wachovia, Evergreen Investment Management Company, LLC, owned more than 5% of the outstanding shares of three series of our preferred stock on December 31, 2008.

        Wells Fargo was a lender under the Company's five-year revolving credit facility, which was entered into between the Company and the lenders thereto in December 2006, prior to Wells Fargo's merger with Wachovia. As a result of the merger, Wells Fargo is now the beneficial owner of more than 5% of the shares outstanding of three series of our preferred stock. At December 31, 2008 and February 29, 2009, of the amounts that we had borrowed under our revolving credit facility, $6.9 million was attributable to Wells Fargo.

Related Person Transaction Policy

        In 2008, the Board adopted a written policy that sets forth our procedures for the review, consideration and approval or ratification of transactions involving Xcel Energy in which one of our directors, nominees for director, executive officers or shareholders owning more than five percent of our common stock, or their immediate family members, has a material interest, if the amount of the transaction or series of transactions exceeds $120,000. The Committee has the responsibility for reviewing these transactions. In addition, the full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board's annual independence review. In determining whether to approve or ratify any such transactions, the Committee must analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related-person Transaction:

  •
  whether the terms are fair to the Company;

  •
  whether the transaction is material to the Company;

  •
  the role the Related Person has played in arranging the Related-person Transaction;

  •
  the structure of the Related-person Transaction; and

  •
  the interests of all Related Persons in the Related-person Transaction.

        The Committee will approve a Related-person Transaction only if the Committee determines that the Related-person Transaction is beneficial to the Company and the terms of the Related-person Transaction are fair to the Company.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was last amended and restated by the Audit Committee on June 26, 2007 and approved by the Board on June 27, 2007. The Audit Committee reviewed and reaffirmed the charter without change on June 24, 2008. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company's consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

        In the performance of its oversight function, the Audit Committee has:

  •
  Considered and discussed the audited financial statements with management and our independent auditors. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

  •
  Discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  •
  Received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed the independence of Deloitte & Touche LLP with them;

  •
  Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

  •
  Discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits for the year 2009. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company's independent auditors for 2009. Shareholder ratification of this appointment is included as Proposal No. 2 in these proxy materials.

Submitted by the Audit Committee of the Xcel Energy Board of Directors

Albert F. Moreno, Chair	Dr. Margaret R. Preska
Roger R. Hemminghaus	David A. Westerlund
Douglas W. Leatherdale	Timothy V. Wolf

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP has audited the Company's consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2008 included the audits of consolidated financial statements and management's assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Audit and Non-Audit Fees

        The following table presents fees for professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the annual audit of the Company's and Company subsidiaries' annual financial statements for 2008 and 2007, the review of the Company's and Company subsidiaries' interim consolidated financial statement for each quarter in 2008 and 2007, and for audit-related, tax and other services performed in 2008 and 2007 (thousands of dollars).

	2008	2007
Audit Fees(1)	$4,914	$4,943
Audit-Related Fees(2)	939	323
Tax Fees(3)	490	420

Total	$6,343	$5,686

(1)
Includes annual audit of the Company's and Company subsidiaries' financial statements and management's assessment of our internal control over financial reporting, reviews of interim consolidated financial information, consultation on matters related to financial reporting, and comfort letters and agreed upon procedures and consents for securities offerings.

(2)
Fees reported for 2008 include $211,000 for employee benefit plan audits, $483,000 for required rate case filing package review procedures in Texas and New Mexico and $245,000 for other audits and accounting consultations. Fees reported for 2007 include $179,000 for employee benefit plan audits and $144,000 for other audits and accounting consultations.

(3)
Fees reported for 2008 include $224,000 for tax compliance services and $266,000 for tax planning services. Fees reported for 2007 include $204,000 for tax compliance services and $216,000 for tax planning services.

Audit Committee Pre-Approval Policies

        Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee's responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        All audit-related fees, tax fees and all other fees for 2008 and 2007 were pre-approved by the Audit Committee.

Leased Employees

        In connection with their audit of our 2008 annual financial statements, Deloitte & Touche's work was performed 100% by full-time, permanent employees of Deloitte & Touche.

OTHER BUSINESS

        Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART
Corporate Secretary

Minneapolis, Minnesota

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy's 2009 Annual Meeting of Shareholders:

  1.
  The Annual Meeting of Shareholders is open only to Xcel Energy shareholders and Xcel Energy's invited guests. Registered shareholders attending the Annual Meeting should present an admittance ticket or Notice of Internet Availability of Proxy Materials and beneficial owners should present evidence of Xcel Energy Inc. stock ownership to gain entrance. All attendees will be asked to provide state-issued photo identification, such as a driver's license, in order to gain admittance to the Annual Meeting. You will not be admitted without state-issued photo identification.

  2.
  The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

  3.
  Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.

  4.
  If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

  5.
  Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

  6.
  The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

  7.
  No firearms or weapons will be allowed in the meeting room.

  8.
  No banners, packages or signs will be allowed in the meeting room.

  9.
  Xcel Energy reserves the right to inspect all items, including handbags and briefcases, entering the meeting room.

Directions to Annual Meeting

From the West (Plymouth, Maple Grove, St. Cloud):

        Take I-494 west to I-694 east to I-94 east to the Shingle Creek Parkway exit. At top of exit turn left onto Shingle Creek Parkway — go south. At first stoplight, which is Summit, take left. Take very first left onto Earle Brown Drive. Continue around to main entrance, which is on the right hand side of the road.

From the East (Downtown Minneapolis and St. Paul):

        Take I-94 west to I-694 west to the Shingle Creek Parkway exit. At top of exit turn right onto Shingle Creek Parkway — go south. At second stoplight, which is Summit, take left. Take very first left onto Earle Brown Drive. Continue around to main entrance, which is on the right hand side of the road.

From the South (Airport, Bloomington and Edina):

        Take I-494 west to Highway 100 north. Follow Highway 100 north to 57th Avenue/John Martin Drive exit. At top of exit, go straight thru to John Martin Drive (the first intersection is 57th Avenue). At John Martin Drive turn left and go over bridge to first stop sign, which is Earle Brown Drive. Turn right onto Earle Brown Drive and continue going straight for approximately two blocks — main entrance will be on left hand side of the road.

From the North (Coon Rapids):

        Take Highway 610/252 south to Highway 100 south. Take first possible right exit onto Summit Drive North. First stop sign is Earle Brown Drive. Turn right and watch for main entrance on left hand side of road.

From the North (Duluth, Forest Lake):

        Take I-35W south to I-694 west to Shingle Creek Parkway exit. At top of exit turn right onto Shingle Creek Parkway — go south. At second stoplight, which is Summit, take left. Take very first left onto Earle Brown Drive. Continue around to main entrance on right hand side of road.

VOTE BY INTERNET - www.proxyvote.com
XCEL ENERGY INC. 414 NICOLLET MALL

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

MINNEAPOLIS, MN 55401	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	M11293	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

XCEL ENERGY INC.

The Board of Directors recommends a vote “FOR” the Nominees listed in Item 1 and “FOR” Item 2.

Election of Directors

1.	To elect a board of directors to hold office until the next annual meeting of shareholders and until their respective successors have been elected or appointed.

	Nominees:	For	Against	Withhold

	1a. C. Coney Burgess	☐	☐	☐

	1b. Fredric W. Corrigan	☐	☐	☐

	1c. Richard K. Davis	☐	☐	☐

	1d. Richard C. Kelly	☐	☐	☐

	1e. Albert F. Moreno	☐	☐	☐

	1f. Dr. Margaret R. Preska	☐	☐	☐

	1g. A. Patricia Sampson	☐	☐	☐

	1h. Richard H. Truly	☐	☐	☐

	1i. David A. Westerlund	☐	☐	☐

	1j. Timothy V. Wolf	☐	☐	☐

2.	Company proposal to ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2009.
		For	Against	Withhold

		☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2009 Annual Meeting of Shareholders

Wednesday, May 20, 2009, 11:00 a.m. CDT

Doors will open at 10:00 a.m. CDT

The Earle Brown Heritage Center
6155 Earle Brown Drive
Brooklyn Center, MN

Shareholders who do not present an admission ticket or
verification of ownership may not be admitted to the meeting.

Photo identification is required for admission.

Attached below is your proxy card for the 2009 Annual Meeting of Shareholders of Xcel Energy Inc.

You may vote by telephone, by Internet or by mail.

To vote by telephone or Internet, see instructions on reverse side.

To vote by mail, please return your proxy in the enclosed business reply envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11294

XCEL ENERGY INC.

Proxy for Annual Meeting of Shareholders - May 20, 2009

The undersigned, a holder of common and/or preferred stock of Xcel Energy Inc. (the “Company”) hereby appoint Benjamin G.S. Fowke III, Cathy J. Hart and Michael C. Connelly or any one or more of them, as proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 20, 2009 and any adjournment or adjournments thereof, and to vote as designated hereon and in their discretion with respect to any other business properly brought before the Annual Meeting all shares of the common and/or preferred stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”).  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY 11 :59 P.M. EDT ON MAY 15, 2009, YOU WILL BE TREATED AS DIRECTING THE PLANS’ TRUSTEE TO VOTE THE SHARES HELD IN THE PLANS IN THE SAME PROPORTION THAT ALL OTHER ALLOCATED SHARES HELD IN THE PLANS ARE VOTED. THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

This proxy when properly executed will be voted in the manner designated hereon and in the discretion of the proxies with respect to any other matters properly brought before the meeting. If no direction is made, this proxy will be voted FOR the election of the director nominees and FOR Proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)